Exhibit 10.1

Execution Version

CUSTOMER CUSIP 46122CAC3
FACILITY CUSIP 46122CAD1

REVOLVING CREDIT
AND
SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and Agent,

and

THE OTHER LENDERS PARTY HERETO

WITH

INVACARE CORPORATION,
as a Borrower,
THE OTHER BORROWERS PARTY HERETO
THE GUARANTORS PARTY HERETO

and
PNC CAPITAL MARKETS LLC,
as Lead Arranger and Bookrunner

January 16, 2015

i

3.8	Basis For Determining Interest Rate Inadequate or Unfair	71
3.9	Capital Adequacy.	72
3.10	Taxes.	73
3.11	Replacement of Lenders	75
3.12	Currency Conversion Procedures for Judgments	76
3.13	Indemnity in Certain Events	76

4	COLLATERAL: GENERAL TERMS	76
4.1	Security Interest in the Collateral	76
4.2	Perfection of Security Interest	77
4.3	Preservation of Collateral	77
4.4	Ownership and Location of Collateral.	78
4.5	Defense of Agent's and Lenders' Interests	78
4.6	Inspection of Premises	79
4.7	Appraisals	79
4.8	Receivables; Deposit Accounts and Securities Accounts.	79
4.9	Inventory	82
4.10	Maintenance of Equipment	83
4.11	Exculpation of Liability	83
4.12	Financing Statements	83

5	REPRESENTATIONS AND WARRANTIES.	83
5.1	Authority	83
5.2	Formation and Qualification.	84
5.3	Survival of Representations and Warranties	84
5.4	Tax Returns	84
5.5	Financial Statements.	84
5.6	Entity Names	85
5.7	O.S.H.A. Environmental Compliance; Flood Insurance.	85
5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.	86
5.9	Patents, Trademarks, Copyrights and Licenses	88
5.10	Licenses, Permits and Accreditation	88
5.11	Default of Indebtedness	88
5.12	No Default.	88
5.13	No Burdensome Restrictions	88
5.14	No Labor Disputes	89
5.15	Margin Regulations	89
5.16	Investment Company Act	89
5.17	Disclosure	89
5.18	Swaps	89
5.19	Business and Property of Loan Parties	89
5.20	Ineligible Securities	89
5.21	Federal Securities Laws	89

5.22	Equity Interests	90
5.23	Commercial Tort Claims	90
5.24	Letter of Credit Rights	90
5.25	Material Contracts	90
5.26	Fraud and Abuse	90
5.27	Other Regulatory Protection	91
5.28	Excluded Pledge Entity	91

6	AFFIRMATIVE COVENANTS.	91
6.1	Compliance with Laws	91
6.2	Conduct of Business and Maintenance of Existence and Assets	92
6.3	Books and Records	92
6.4	Payment of Taxes	92
6.5	Financial Covenant; Minimum Undrawn Availability.	93
6.6	Insurance.	93
6.7	Payment of Indebtedness and Leasehold Obligations	94
6.8	Environmental Matters.	95
6.9	Standards of Financial Statements	96
6.10	Federal Securities Laws	96
6.11	Execution of Supplemental Instruments	96
6.12	Government Receivables	96
6.13	Keepwell	96
6.14	Designation as Senior Debt	97
6.15	Canadian Pension Plans	97
6.16	Proposed Reorganization	97
6.17	Threshold Assets Exceeded	97
6.18	Closure of SunTrust Accounts	97

7	NEGATIVE COVENANTS.	97
7.1	Merger, Consolidation, Acquisition and Sale of Assets.	97
7.2	Creation of Liens	98
7.3	Guarantees	98
7.4	Investments	98
7.5	Loans	98
7.6	Capital Expenditures	98
7.7	Dividends	98
7.8	Indebtedness	99
7.9	Nature of Business	99
7.10	Transactions with Affiliates	99
7.11	Leases	99
7.12	Subsidiaries.	99
7.13	Fiscal Year and Accounting Changes	100
7.14	Pledge of Credit	100

7.15	Amendment of Organizational Documents	100
7.16	Compliance with ERISA; Canadian Pension Plans	100
7.17	Prepayment of Indebtedness	101
7.18	Membership / Partnership Interests	101
7.19	Covenants as to Certain Indebtedness	101
7.20	Agreements Restricting Dividends	101
7.21	Designation of Senior Debt	101
7.22	Restrictions on Insurance Subsidiary	101

8	CONDITIONS PRECEDENT.	101
8.1	Conditions to Initial Advances	101
8.2	Post-Closing Covenant	105
8.3	Conditions to Each Advance	106

9	INFORMATION AS TO LOAN PARTIES.	106
9.1	Disclosure of Material Matters	106
9.2	Schedules; Inventory Reports; Borrowing Base Certificates, etc.	106
9.3	Environmental Reports.	107
9.4	Litigation	108
9.5	Material Occurrences	108
9.6	Government Receivables	108
9.7	Annual Financial Statements	108
9.8	Quarterly Financial Statements	108
9.9	Monthly Financial Statements	109
9.10	Other Reports	109
9.11	Additional Information	109
9.12	Projected Operating Budget	110
9.13	Variances From Operating Budget	110
9.14	Notice of Suits, Adverse Events	110
9.15	ERISA Notices and Requests; Canadian Pension Plans	110
9.16	Notices Under Certain Indebtedness Documents	111
9.17	Consent Decree	111
9.18	Additional Documents	111
9.19	Updates to Certain Schedules	111

10	EVENTS OF DEFAULT.	112
10.1	Nonpayment	112
10.2	Breach of Representation	112
10.3	Financial Information	112
10.4	Judicial Actions	112
10.5	Noncompliance	112
10.6	Judgments	112
10.7	Bankruptcy	113

10.8	Material Adverse Effect	113
10.9	Lien Priority	113
10.10	Cross Default	113
10.11	Breach of Guaranty or Pledge Agreement	113
10.12	Change of Control	113
10.13	Invalidity	114
10.14	Seizures	114
10.15	Operations	114
10.16	Pension Plans	114
10.17	Anti-Money Laundering/International Trade Law Compliance	114
10.18	Any Exclusion from Medical Reimbursement Programs	114

11	LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.	115
11.1	Rights and Remedies.	115
11.2	Agent's Discretion	117
11.3	Setoff	117
11.4	Rights and Remedies not Exclusive	117
11.5	Allocation of Payments After Event of Default	117

12	WAIVERS AND JUDICIAL PROCEEDINGS.	119
12.1	Waiver of Notice	119
12.2	Delay	119
12.3	Jury Waiver	119

13	EFFECTIVE DATE AND TERMINATION.	120
13.1	Term	120
13.2	Termination	120

14	REGARDING AGENT.	120
14.1	Appointment	120
14.2	Nature of Duties	121
14.3	Lack of Reliance on Agent	121
14.4	Resignation of Agent; Successor Agent	122
14.5	Certain Rights of Agent	122
14.6	Reliance	122
14.7	Notice of Default	123
14.8	Indemnification	123
14.9	Agent in its Individual Capacity	123
14.10	Delivery of Documents	123
14.11	Loan Parties' Undertaking to Agent	123
14.12	No Reliance on Agent's Customer Identification Program	124
14.13	Other Agreements	124

v

15	BORROWING AGENCY.	124
15.1	Borrowing Agency Provisions.	124
15.2	Waiver of Subrogation	125

16	MISCELLANEOUS.	125
16.1	Governing Law	125
16.2	Entire Understanding.	126
16.3	Successors and Assigns; Participations; New Lenders.	129
16.4	Application of Payments	131
16.5	Indemnity	132
16.6	Notice	133
16.7	Survival	135
16.8	Severability	135
16.9	Expenses	135
16.10	Injunctive Relief	136
16.11	Consequential Damages	136
16.12	Captions	136
16.13	Counterparts; Facsimile Signatures	136
16.14	Construction	136
16.15	Confidentiality; Sharing Information	136
16.16	Publicity	137
16.17	Certifications From Banks and Participants; USA PATRIOT Act.	137
16.18	Anti-Terrorism Laws.	138
16.19	Canadian Borrowers and Canadian Guarantors.	138
16.20	Joinder of Guarantors and Borrowers.	139

LIST OF ANNEXES, EXHIBITS AND SCHEDULES
Annexes
Annex A        Domestic Borrowers
Annex B        Domestic Guarantors
Annex C        Canadian Borrowers
Annex D        Canadian Guarantors
Exhibits

Exhibit 1.2(a)	Borrowing Base Certificate

Exhibit 1.2(b)	Officer's Certificate

Exhibit 1.2(c)	Proposed Reorganization

Exhibit 2.1(a)	Revolving Credit Note

Exhibit 2.3(a)	Swing Loan Note

Exhibit 2.22	Lender Joinder

Exhibit 5.5(b)	Financial Projections

Exhibit 7.12(a)	Borrower Joinder

Exhibit 7.12(b)	Guarantor Joinder

Exhibit 8.1(g)	Financial Condition Certificate

Exhibit 16.3	Commitment Transfer Supplement
Schedules

Schedule 1.2	Permitted Encumbrances

Schedule 2.10	Existing Letters of Credit

Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property

Schedule 4.8(j)	Deposit and Investment Accounts

Schedule 5.1	Consents

Schedule 5.2(a)	States of Qualification and Good Standing

Schedule 5.2(b)	Subsidiaries

Schedule 5.4	Federal Tax Identification Number

Schedule 5.6	Prior Names

Schedule 5.7	Environmental

Schedule 5.8(b)(i)	Litigation

Schedule 5.8(b)(ii)	Indebtedness

Schedule 5.8(d)	Plans

Schedule 5.9	Intellectual Property, Source Code Escrow Agreements

Schedule 5.14	Labor Disputes

Schedule 5.22	Equity Interests

Schedule 5.23	Commercial Tort Claims

Schedule 5.24	Letter of Credit Rights

Schedule 5.25	Material Contracts

Schedule 5.27	Medicare/Medicaid Provider Information

Schedule 5.28	Excluded Pledge Entities

Schedule 7.3	Guarantees

Schedule 7.4	Existing Investments

Schedule 7.8	Existing Indebtedness

REVOLVING CREDIT AND SECURITY AGREEMENT
Revolving Credit and Security Agreement (as hereafter amended, this "Agreement") dated as of January 16, 2015 among the BORROWERS (as hereinafter defined), the GUARANTORS (as hereinafter defined), the financial institutions which are now or which hereafter become a party hereto as LENDERS (collectively, "Lenders" and each individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, "Agent").
IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Guarantors, Lenders, Issuer and Agent hereby agree as follows:
1.DEFINITIONS.
1.1    Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers on a Consolidated Basis for the fiscal year ended December 31, 2013. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Officer's Certificates and/or calculations as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.
1.2    General Terms. For purposes of this Agreement the following terms shall have the following meanings:
2027 Convertible Notes shall mean the Company's 4.125% convertible notes, issued in 2007 and due in 2027, in the aggregate original principal amount of $135,000,000 guarantied by certain of Loan Parties.
Accountants shall have the meaning set forth in Section 9.7 hereof.
Account Transfer Completion Certificate shall mean a certificate of the Borrowing Agent in form and substance satisfactory to the Agent certifying that the Company and its Subsidiaries have (i) transferred all funds on deposit in accounts maintained with Bank of America, National Association outside of the United States or Canada to accounts maintained with PNC or another financial institution reasonably acceptable to Agent, (ii) closed all such accounts maintained with Bank of America, National Association outside of the United States or Canada and (iii) terminated all cash management arrangements with Bank of America, National Association outside of the United States or Canada.
Advance Rates shall have the meaning set forth in Section 2.1(a)(i)(B) hereof.
Advances shall mean and include the Revolving Advances, Letters of Credit and the Swing Loans.
Affected Lender shall have the meaning set forth in Section 3.11 hereof.
Affiliate of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
Agent shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
Agreement shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Alternate Base Rate shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily Euro-Rate in effect on such day plus one percent (1.0%), so long as a Daily Euro-Rate is offered, ascertainable and not unlawful.
Alternate Source shall have the meaning set forth in the definition of Federal Funds Open Rate.
Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, corruption or bribery (including Laws comprising or implementing the Canadian Anti-Money Laundering & Anti-Terrorism Legislation), and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
Applicable Law shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
Applicable Margin shall mean for Revolving Advances, Swing Loans and Letter of Credit Fees as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), the applicable percentage specified below:

Applicable Margin For Domestic Rate Loans (Revolving Advances and Swing Loans)	Applicable Margin For Euro-Rate Loans (Revolving Advances)	Applicable Letter Of Credit Fee Rate
1.75%	2.75%	2.75%

The Applicable Margin for Revolving Advances, Swing Loans and Letter of Credit Fees shall be (i) adjusted as of the 1st day of each fiscal quarter of the Company, commencing July 1, 2015 and as of the first day of each fiscal quarter thereafter (i.e., the 1st day of each October, January, April and July), based upon the Borrowing Base Certificates (and related information) delivered to the Agent, in accordance with Section 9.2, with respect to the months or weeks, as applicable, comprising the immediately preceding fiscal quarter (each an "Adjustment Date"), commencing with the delivery by the Company of the Borrowing Base Certificate in each of the months or weeks, as the case may be, comprising the fiscal quarter of the Company ending June 30, 2015, (ii) based upon the calculation by the Agent of the Quarterly Average Undrawn Availability for such fiscal quarter and (iii) equal to the percent per annum set forth in the pricing table below corresponding to such Quarterly Average Undrawn Availability. In the event that any Borrowing Base Certificate (and related information) is not provided to the Agent in accordance with Section 9.2, the Applicable Margin for Revolving Advances, Swing Loans and Letter of Credit Fees shall be set at the percent per annum corresponding to Tier III below as of the 1st day of the fiscal quarter of the Company following the month or week, as the case may be, in respect of which any such Borrowing Base Certificate was required to be so delivered and shall continue at Tier III until the earlier of (A) the delivery to the Agent of the required Borrowing Base Certificate (from and after which time the Applicable Margin shall be calculated based on the respective Quarterly Average Undrawn Availability until the Applicable Margin is recalculated in accordance with this definition) and (B) the next Adjustment Date, if any (at which time the Applicable Margin shall be calculated in accordance with the terms of this definition).

Tier	Quarterly Average Undrawn Availability	Applicable Margins For Domestic Rate Loans (Revolving Advances and Swing Loans)	Applicable Margins For Euro-Rate Loans (Revolving Advances)	Applicable Letter of Credit Fee Rates
I	Greater than or equal to 66⅔% of the Maximum Revolving Advance Amount	1.25%	2.25%	2.25%
II	Greater than or equal to 33⅓% of the Maximum Revolving Advance Amount, but less than 66⅔% of the Maximum Revolving Advance Amount	1.50%	2.50%	2.50%
III	Less than 33⅓% of the Maximum Revolving Advance Amount	1.75%	2.75%	2.75%

Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Any increase in interest rates and/or other fees payable by Loan Parties under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7 or 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.
If, as a result of any restatement of, or other adjustment to, any Borrowing Base Certificate, or the financial statements of Borrowers on a Consolidated Basis, or for any other reason, Agent determines that (a) the Quarterly Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Quarterly Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Quarterly Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Quarterly Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Quarterly Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.
Application Date shall have the meaning set forth in Section 2.7(b) hereof.
Approvals shall have the meaning set forth in Section 5.7(b) hereof.
Approved Electronic Communication shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, SyndTrak, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.
Availability Block shall mean $10,000,000.
Base Rate shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
Benefited Lender shall have the meaning set forth in Section 2.5(e) hereof.
Blocked Account Bank shall have the meaning set forth in Section 4.8(h) hereof.
Blocked Accounts shall have the meaning set forth in Section 4.8(h) hereof.
Borrower or Borrowers shall mean the Domestic Borrowers and the Canadian Borrowers.
Borrower Joinder shall mean a joinder by a Person as a Borrower under this Agreement and the Other Documents in substantially the form of Exhibit 7.12(a).
Borrowers on a Consolidated Basis shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.
Borrowers' Account shall have the meaning set forth in Section 2.9 hereof.

Borrowing Agent shall mean the Company.
Borrowing Base Certificate shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto duly executed by the Chief Executive Officer, Chief Financial Officer, Assistant Treasurer or Corporate Controller of the Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.
Business Day shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and/or Toronto, Canada and, if the applicable Business Day relates to any Euro-Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
Canadian Advance Rates shall have the meaning set forth in Section 2.1(a)(y)(i)(B) hereof.
Canadian Anti-Money Laundering & Anti-Terrorism Legislation shall mean the Criminal Code, R.S.C. 1985, c. C 46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c. U 2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.
Canadian Benefit Plan shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Borrower has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.
Canadian Borrowers shall mean the Persons from time to time listed on Annex C hereto.
Canadian Collateral shall mean Liens on the assets of the Canadian Loan Parties granted pursuant to the Canadian Security Agreement securing the Obligations.
Canadian Dollar means lawful money of Canada.
Canadian Guarantors shall mean the Persons from time to time listed on Annex D hereto, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.
Canadian Inventory Advance Rate shall have the meaning set forth in Section 2.1(a)(y)(i)(B)hereof.
Canadian Inventory NOLV Advance Rate shall have the meaning set forth in Section 2.1(a)(y)(i)(B)hereof.

Canadian Loan Parties shall mean the Canadian Borrowers and the Canadian Guarantors.
Canadian Pension Plan shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Borrower for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada.
Canadian Pension Termination Event shall mean (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Borrower; (b) the institution of proceedings by any Governmental Body to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan.
Canadian Receivables Advance Rate shall have the meaning set forth in Section 2.1(a)(y)(i)(D) hereof.
Canadian Security Agreement shall mean any security agreement (including, for certainty, any deed of hypothec or bond pledge agreement governed by the laws of Quebec) executed by any Canadian Loan Party in favour of Agent securing the Obligations or the Guaranty of such Canadian Loan Party, in form and substance satisfactory to Agent.
Capital Expenditures shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.
Capitalized Lease Obligation shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Management Liabilities shall have the meaning provided in the definition of "Cash Management Products and Services."
Cash Management Products and Services shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides or arranges for the provision of any of the following products or services to any Loan Party or any Subsidiary of any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the "Cash Management Liabilities") shall be "Obligations" hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other

Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
CFTC shall mean the Commodity Futures Trading Commission.
Change in Law shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
Change of Control shall mean any of the following occurrences:
(a)    any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 35% or more of the voting power of the Equity Interests of the Company;
(b)    within a period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company;
(c)    any Person (or Persons acting in concert) shall have acquired by contract or otherwise the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such Equity Interests that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests;

(d)    a "change of control" or any comparable term under, and as defined in the documents governing the 2027 Convertible Notes or any other material Indebtedness of the Company shall occur prior to the date such Indebtedness is repaid or redeemed in accordance with, or to the extent not prohibited by, the provisions of this Agreement; or
(e)    the Company shall fail to own and Control, directly or indirectly, 100% of the outstanding Equity Interests of each Borrower.
Charges shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund or any other applicable Governmental Body), upon the Collateral, any Loan Party or any of its Affiliates.
CIP Regulations shall have the meaning set forth in Section 14.12 hereof.
Claims shall have the meaning set forth in Section 16.5.
Closing Date shall mean January 16, 2015.
Closing Projections shall have the meaning set forth in Section 5.5(a) hereof.
CMS shall mean the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof, including the Health Care Financing Administration.
Code shall mean the Internal Revenue Code of 1986 and, regarding the Canadian Loan Parties, the Income Tax Act (Canada), as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Collateral shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:
(A)    all Receivables and all supporting obligations relating thereto;
(B)    all equipment and fixtures;
(C)    all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;
(D)    all Inventory;
(E)    all Subsidiary Stock, securities, investment property, and financial assets;

(F)    all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;
(G)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any such Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (A) through (F) of this definition; and
(H)    all proceeds and products of the property described in clauses (A) through (G) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any such Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against the applicable Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such "proceeds" of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).
Notwithstanding the forgoing, Collateral shall not include any Excluded Property.
Commitment Transfer Supplement shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
Company shall mean Invacare Corporation, an Ohio corporation.
Consent Decree shall mean that certain Consent Decree and Permanent Injunction dated as of December 21, 2012 with the United States of America.
Consent Decree Event shall mean the Company's agreement, pursuant to the Consent Decree, to not design, manufacture, process, pack, repack, label or hold for distribution certain products from or at its locations at One Invacare Way, Elyria, OH 44035 and 1200 Taylor Street, Elyria, OH 44035, subject to satisfaction by the Company of certain requirements more particularly set forth therein and the receipt of related governmental approvals.
Consents shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party's business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the Other Documents, including any Consents required under all applicable federal, provincial, state or other Applicable Law.
Consigned Inventory shall mean Inventory of any applicable Loan Party that is in the possession of such Loan Party or another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
Contract Rate shall have the meaning set forth in Section 3.1 hereof.
Controlled Group shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
Covered Entity shall mean (a) each Loan Party, each of Loan Party's Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
Customer shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any applicable Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.
Customer Lease shall mean a lease by the Company or any of its Subsidiaries of product to a customer for the purpose of financing the purchase thereof by such customer.
Daily Euro-Rate shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.
Default shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
Default Rate shall have the meaning set forth in Section 3.1 hereof.
Defaulting Lender shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Loan Parties or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent's receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.5(e) with respect to purchasing participations from the other Lenders, whereby such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of Lenders.
Depository Accounts shall have the meaning set forth in Section 4.8(h) hereof.
Designated Lender shall have the meaning set forth in Section 16.2(d) hereof.
Document shall have the meaning given to the term "document" in the Uniform Commercial Code.
Dollar and the sign $ shall mean lawful money of the United States of America.
Domestic Borrowers shall mean the Persons from time to time listed on Annex A hereto, and shall include any Person who may hereafter join this Agreement as a Domestic Borrower.
Domestic Excluded Subsidiaries shall mean the Subsidiaries listed on Schedule 5.2(b) and which are organized under the laws of the United States of America, any State thereof or the District of Columbia.
Domestic Guarantors shall mean the Persons from time to time listed on Annex B hereto, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.
Domestic Loan Parties shall mean the Domestic Borrowers and Domestic Guarantors.
Domestic Rate Loan shall mean any Advance that bears interest based upon the Alternate Base Rate.
Dominion Period shall mean the period from the occurrence of a Dominion Triggering Event until the date of a subsequent Dominion Rescission Triggering Event during which Agent has Full Dominion.

Dominion Rescission Triggering Event shall mean the occurrence of both of the following:
(a)    no Event of Default or Default exists; and
(b)    Undrawn Availability is equal to or greater than 12.5% of the Maximum Revolving Advance Amount for thirty (30) consecutive days.
Dominion Triggering Event shall mean the occurrence of either of the following:
(a)    an Event of Default or Default, which is continuing; or
(b)    Undrawn Availability is less than the Undrawn Availability Required Amount.
Drawing Date shall have the meaning set forth in Section 2.13(b) hereof.
Effective Date shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
Eligibility Date shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).
Eligible Canadian Inventory shall mean Eligible Inventory of a Canadian Borrower that (i) is located in a province of Canada that has adopted the PPSA and the Agent has registered under the PPSA in such jurisdiction and (ii) has not been included as Eligible Domestic Inventory under the Formula Amount.
Eligible Canadian Receivables shall mean Eligible Receivables of a Canadian Borrower that (i) arise in a province of Canada that has adopted the PPSA and the Agent has registered under the PPSA in such jurisdiction and (ii) has not been included as Eligible Domestic Receivables under the Formula Amount.
Eligible Contract Participant shall mean an "eligible contract participant" as defined in the CEA and regulations thereunder.
Eligible Customs Broker shall mean a customs broker that has its principal assets and principal place of business in the United States and which is reasonably acceptable to Agent and with which Agent has entered into a freight forwarder agreement, in form and substance acceptable to Agent.
Eligible Domestic Inventory shall mean Eligible Inventory of a Domestic Borrower that has not been included as Eligible Canadian Inventory.

Eligible Domestic Receivables shall mean Eligible Receivables of a Domestic Borrower that has not been included as Eligible Canadian Receivables.
Eligible Fixed Assets shall mean and include working machinery and equipment of a Domestic Borrower located in the United States, which is not, in Agent's opinion, obsolete or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible, based on such considerations as Agent may from time to time deem appropriate, including whether the machinery and equipment is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance other than a Purchase Money Security Interest). Eligible Fixed Assets will amortize quarterly based on a five (5) year straight-line schedule.
Eligible Foreign In-Transit Inventory shall mean finished goods Inventory of a Domestic Borrower that would be Eligible Inventory but for the fact that it is Foreign In-Transit Inventory, but only if: (a) such Foreign In-Transit Inventory is the subject of a Negotiable Document that designates Agent as the consignee; (b) such Foreign In-Transit Inventory has been paid for by Domestic Borrowers or Agent has otherwise satisfied itself that a final sale of such Inventory to such Domestic Borrower has occurred and title has passed to such Domestic Borrower; (c) Agent has received assurances satisfactory to it that all of the original Documents evidencing such Foreign In-Transit Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier, which carrier shall not be an Affiliate of any Loan Party, and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit Inventory shall thereupon cease to be Eligible Foreign In-Transit Inventory), or, if required by Agent in the exercise of its sole discretion, all of such original Documents are in the possession, in the United States, of Agent or an Eligible Customs Broker (as specified by Agent); (d) no default exists under any agreement in effect between the vendor of such Inventory and such Domestic Borrower that would permit such vendor under any Applicable Law (including the Uniform Commercial Code) to divert, reclaim, reroute, or stop shipment of such Inventory; (e) such Foreign In-Transit Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and (f) Agent has received an executed freight forwarder agreement with respect to such Inventory from an Eligible Customs Broker.
Eligible Inventory shall mean and include Inventory, excluding work in process, which is not, in Agent's opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance, other than a Purchase Money Security Interest). In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is Foreign In-Transit Inventory or in-transit within the United States; (c) is located outside the United States or Canada, or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Loan Party's or Agent's right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); (g) is situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.
Eligible Receivables shall mean and include, each Receivable of a Loan Party arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:
(a)    it arises out of a sale made by any Loan Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;
(b)    (i) it is due or unpaid more than 60 days after the original due date or, for terms ranging from net 0 to 60 days, more than 120 days after the original invoice date or, for terms ranging from net 61 to 120 days, more than 150 days after the original invoice date; (ii) to the extent that, for terms ranging from net 61 to 90 days aged 60 days or less past due, not to exceed 150 days from original invoice date, such Eligible Receivables included in the Formula Amount exceed $30,000,000 in the aggregate at any time; and (iii) to the extent that, for terms ranging from net 91 days to 120 days aged 30 days or less past due, not to exceed 150 days from original invoice date, such Eligible Receivables included in the Formula Amount exceed $20,000,000 in the aggregate at any time;
(c)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder (as Agent, in its Permitted Discretion, may decrease such percentage from time to time);
(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
(e)    an Insolvency Event shall have occurred with respect to such Customer;
(f)    the sale is to a Customer outside the United States of America or a province of Canada that has not adopted the PPSA, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;
(g)    the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)    Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay;
(i)    the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Loan Party assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances, or if the Customer is any province in or the federal government of (or any department, agency or instrumentality thereof) Canada, unless the applicable Loan Party assigns its rights to payment of such Receivable to Agent pursuant to the Financial Administration Act, the general laws of Canada and of the applicable province, and such assignment has been acknowledged by such Governmental Body and is enforceable against it;
(j)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Loan Party and accepted by the Customer or the Receivable otherwise does not represent a final sale;
(k)    the Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;
(l)    the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Receivable includes any finance charge (but such Receivable shall only be ineligible to the extent of such finance charge), the Customer is also a creditor or supplier of a Loan Party or the Receivable is contingent in any respect or for any reason;
(m)    the applicable Loan Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
(n)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
(o)    such Receivable is not payable to a Loan Party or Subsidiary of a Loan Party; or
(p)    such Receivable is not otherwise satisfactory to Agent in its Permitted Discretion.
Environmental Complaint shall have the meaning set forth in Section 9.3(b) hereof.
Environmental Laws shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, provincial, international and local governmental agencies and authorities with respect thereto.
Equity Interests shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the "issuer") or under the applicable laws of such issuer's jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a "partner", general or limited, or "member" (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.
Equivalent Amount shall mean, at any time, as determined by Agent (which determination shall be conclusive absent manifest error), with respect to an amount of Canadian Dollars (the "Reference Currency") which is to be computed as an equivalent amount of Dollars (the "Equivalent Currency"), the amount of such Equivalent Currency converted from such Reference Currency at Agent's rate (based on the market rates then prevailing and available to Agent) for such Equivalent Currency for such Reference Currency at a time determined by Agent on the second Business Day immediately preceding the event for which such calculation is made.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

Euro-Rate shall mean the following:
(a)    with respect to any Advance to which the Euro-Rate applies for any Interest Period, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1%) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (a "Euro-Rate Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Advance and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Euro-Rate Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Euro-Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
(b)    The Euro-Rate shall be adjusted with respect to any Euro-Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
Euro-Rate Alternate Source shall have the meaning set forth in the definition of Euro-Rate.
Euro-Rate Loan shall mean any Advance that bears interest based on the Euro-Rate.
Event of Default shall have the meaning set forth in Article X hereof.
Exchange Act shall mean the Securities Exchange Act of 1934, and any other applicable statute in any other applicable jurisdiction, as amended.
Excluded Hedge Liability or Liabilities shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower's and/or Guarantor's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date

for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
Excluded Pledge Entity shall have the meaning set forth in Section 5.28 hereof.
Excluded Property shall mean (a) any non-material lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as "Excluded Property" (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties' business associated therewith or attributable thereto, (b) Subsidiary Stock of any Excluded Pledge Entity; provided, however, that the Subsidiary Stock of such Excluded Pledge Entity shall cease to be treated as "Excluded Property" (and shall constitute Collateral) immediately at such time as the total assets of such Subsidiary cease to be less than the Threshold Assets, and (c) assets located in Quebec to the extent that the value of such assets does not equal or exceed $10,000; provided, however, that the assets located in Quebec shall cease to be treated as "Excluded Property" (and shall constitute Collateral) immediately at such time as the value of such assets cease to be less than $10,000.
Excluded Subsidiaries shall mean the Domestic Excluded Subsidiaries and the Foreign Excluded Subsidiaries. The Excluded Subsidiaries are not required to join this Agreement as Guarantors. None of the Domestic Excluded Subsidiaries is a Material Subsidiary except the Insurance Subsidiary.
Excluded Taxes shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Loan Parties with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any "withholding payment" payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.
Existing Credit Agreement shall mean the Amended and Restated Credit Agreement, dated as of January 31, 2014 by and among the Company, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto and PNC as administrative agent, as amended.
Facility Fee shall have the meaning set forth in Section 3.3 hereof.
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.
FDA shall have the meaning set forth in Section 5.27 hereof.
Federal Funds Effective Rate shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Federal Funds Open Rate shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an "Alternate Source") or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Loan Parties, effective on the date of any such change.
Fee Letter shall mean the fee letter dated as of October 28, 2014 between the Company and PNC.
Fixed Asset Cap shall initially mean $2,924,000, which amount shall be reduced in equal quarterly increments of $146,200 on the first day of each April, July, October and January commencing on April 1, 2015 and continuing thereafter through the balance of the Term.
Fixed Assets shall mean and include as to each Borrower, all of such Borrower's machinery and equipment, wherever located.
Flood Laws shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.
Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.
Foreign Excluded Subsidiaries shall mean all Subsidiaries organized under the laws of a jurisdiction outside the United States of America, any State thereof, the District of Columbia or Canada (or any province thereof).
Foreign In-Transit Inventory shall mean Inventory of a Domestic Borrower that is in transit from a location outside the United States to any location within the United States of such Domestic Borrower or a Customer of such Domestic Borrower.
Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof or the District of Columbia shall be deemed to constitute a single jurisdiction.
Foreign Subsidiary shall mean any Subsidiary which is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

Formula Amount shall have the meaning set forth in Section 2.1(a) hereof.
Freight and Duty Reserve shall mean on any date, a reserve equal to Agent's estimate of the costs and expenses associated with the importation of Foreign In-Transit Inventory as of such date, including an estimate for all customs broker fees then due or to become due with respect to Foreign In-Transit Inventory.
FSCO shall mean The Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Body succeeding to the functions thereof.
FTC shall have the meaning set forth in Section 5.27 hereof.
Full Dominion shall mean full control by Agent of Borrowers' and Guarantors' domestic and Canadian cash receipts for application to Obligations and the cash collateralization of Letters of Credit as and when determined by Agent in accordance with the terms hereof.
GAAP shall mean generally accepted accounting principles in the United States of America and, with respect to the Canadian Loan Parties, in Canada, in effect from time to time.
Governmental Acts shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.
Governmental Body shall mean any nation or government, any state, province or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
Guarantor shall collectively mean the Domestic Guarantors and the Canadian Guarantors.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement and the Other Documents in substantially the form of Exhibit 7.12(b).
Guarantor Security Agreement shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.
Guaranty shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.
Hazardous Discharge shall have the meaning set forth in Section 9.3(b) hereof.

Hazardous Materials shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.
Hazardous Wastes shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
Hedge Liabilities shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
HHS shall mean the United States Department of Health and Human Services, or any other applicable Governmental Body in any other applicable jurisdiction, or any successor thereof and any predecessor thereof.
Increasing Lender shall have the meaning set forth in Section 2.23(a) hereof.
Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker's acceptance agreement or similar arrangement; (e) net obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; provided for purposes of calculating Indebtedness hereunder, the foregoing net obligations shall not be included unless any such agreement or device has been closed out or any amount is due and payable thereunder; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption/retraction rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for "earnouts", purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-

balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).
Indemnified Party shall have the meaning set forth in Section 16.5.
Indemnified Taxes shall mean Taxes other than Excluded Taxes.
Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
Ineligible Purchaser shall mean any Loan Party or any of the Loan Parties' Affiliates or Subsidiaries or any natural person.
Insolvency Event shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person's direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act, the Winding Up Act, or any applicable corporate statute providing for such arrangements or similar proceedings, (b) has had a receiver, receiver and manager, conservator, trustee, administrator, monitor, liquidator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, arrangement or liquidation of its business appointed for it or has called a meeting of its creditors generally or any substantial portion thereof, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business or undertake any sale of assets in bulk, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person's direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
Insurance Subsidiary shall mean Invatection Insurance Company, a Vermont corporation.
Intellectual Property shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.
Intellectual Property Claim shall mean the assertion, by any means, by any Person of a claim that any Borrower's ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual

Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
Interest Period shall mean the period provided for any Euro-Rate Loan pursuant to Section 2.2(b) hereof.
Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.
Internal Posting shall have the meaning set forth in Section 16.6.
Invacare BV shall mean Invacare Holdings Two B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), which is a wholly-owned Subsidiary of LUX 2.
Invacare CV shall mean Invacare Holdings C.V., a limited partnership (commanditaire vennootschap) established under the laws of the Netherlands, which will be liquidated as part of the Proposed Reorganization.
Invacare Holdings shall mean Invacare Holdings, LLC, an Ohio limited liability company.
Invacare International shall mean Invacare International Corporation, an Ohio corporation.
Inventory shall mean and include as to each Loan Party all of such Loan Party's inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party's goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Loan Party's business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.
Inventory Advance Rate shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.
Inventory NOLV Advance Rate shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.
Issuer shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than Loan Parties and their Subsidiaries holds, directly or indirectly, an Equity Interest.
JPMorgan shall mean JPMorgan Chase Bank, National Association.
Law(s) shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.
Leasehold Interests shall mean all of each Borrower's right, title and interest in and to, and as lessee of, any premises, including without limitation as identified as leased Real Property on Schedule 4.4 hereto.
Lender and Lenders shall have the meaning given to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, "Lenders" shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.
Lender-Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Agent in writing that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the "Foreign Currency Hedge Liabilities") by any Borrower or Guarantor that is party to or guaranties such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be "Obligations" of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
Lender-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge

(the "Interest Rate Hedge Liabilities") by any Borrower or Guarantor that is party to or guaranties such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be "Obligations" of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
Letter of Credit Application shall have the meaning set forth in Section 2.11(a) hereof.
Letter of Credit Borrowing shall have the meaning set forth in Section 2.13(d) hereof.
Letter of Credit Fees shall have the meaning set forth in Section 3.2 hereof.
Letter of Credit Sublimit shall mean, prior to the receipt by Agent of an Account Transfer Completion Certificate, $10,000,000 and, following the receipt by Agent of an Account Transfer Completion Certificate, $25,000,000.
Letters of Credit shall have the meaning set forth in Section 2.10 hereof.
License Agreement shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower's business operations.
Licensor shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower's manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower's business operations.
Licensor/Agent Agreement shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent's Liens with respect to and to dispose of any Borrower's Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower's default under any License Agreement with such Licensor.
Lien shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest or lien (whether statutory or otherwise), or encumbrance, or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction. The term "Lien" shall not include reference to any public record filings for notice purposes only which do not have, and would not have, the effect of a true lien or encumbrance.

Lien Waiver Agreement shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Agent.
Loan Parties shall mean Borrowers and Guarantors.
LUX 1 shall mean a Luxembourg private limited liability company (société à responsabilité limitée) named "Invacare Holdings S.à r.l", which has its registered office at 6 Rue Eugene Ruppert, L-2453 Luxembourg as of the Closing Date, has a share capital of EUR 12,501 as of the Closing Date, is registered with the Luxembourg Register of Commerce and Companies under number B169,438, and is a wholly-owned Subsidiary of Invacare CV.
LUX 2 shall mean a Luxembourg private limited liability company (société à responsabilité limitée) named "Invacare Holdings Two S.à r.l", which has its registered office at 6 Rue Eugene Ruppert, L-2453 Luxembourg as of the Closing Date, has a share capital of EUR 12,501 as of the Closing Date, is registered with the Luxembourg Register of Commerce and Companies under number B169,458, and is a wholly-owned Subsidiary of LUX 1.
Material Adverse Effect shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, Agent's Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent's and each Lender's rights and remedies under this Agreement and the Other Documents.
Material Contract shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party's business or which the failure to comply with would reasonably be expected to result in a Material Adverse Effect.
Material Subsidiary shall mean each Subsidiary of the Company which is identified on Schedule 1.1(M) as a "Material Subsidiary," and each other Subsidiary of the Company (other than any Foreign Excluded Subsidiaries) that has assets at such time, or revenues during the most recently ended fiscal year, comprising 5% or more of the consolidated assets of the Company and its Subsidiaries at such time, or of the consolidated revenues of the Company and its Subsidiaries during such fiscal year, as the case may be.
Maximum Canadian Revolving Advance Amount shall mean $10,000,000.
Maximum Revolving Advance Amount shall mean $100,000,000 plus any increases in accordance with Section 2.23.
Maximum Swing Loan Advance Amount shall mean $10,000,000; provided that, upon the effective date of each increase in the Maximum Revolving Advance Amount in accordance with Section 2.23, the Maximum Swing Loan Advance Amount shall increase by an amount equal to ten percent (10%) of the amount of such increase in the Maximum Revolving Advance Amount.

Maximum Undrawn Amount shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
Medicaid shall mean that entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance programs based on specific eligibility criteria.
Medicaid Provider Agreement shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.
Medicaid Regulations shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) with respect to Medicaid and any statutes succeeding thereto, (b) all applicable provisions of all federal rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of Law of any Governmental Body promulgated pursuant to or in connection with the statutes described in clause (a), (c) all state statutes and plans for medical assistance enacted in connection with such statutes and provisions described in clauses (a) and (b), and (d) all applicable provisions of all other guidelines having the force of Law of all Governmental Bodies promulgated pursuant to or in connection with the statutes described in clause (c) and all state administrative, reimbursement and other guidelines of all Governmental Bodies having the force of Law promulgated pursuant to or in connection with the statutes described in clause (b), in each case as may be amended, supplemented or otherwise modified from time to time.
Medical Reimbursement Programs shall mean the Medicare, Medicaid and TRICARE programs and any other healthcare program operated by or financed in whole or in party by any foreign, domestic, federal, state, local or provincial government and any other non-government funded third party payor programs.
Medicare shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals.
Medicare Provider Agreement shall mean an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agreed to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.
Medicare Regulations shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) with respect to the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of Law of all Governmental Bodies (including, without limitation, HHS, CMS, the OIG or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of Law, as each may be amended, supplemented or otherwise modified from time to time.
Modified Commitment Transfer Supplement shall have the meaning set forth in Section 16.3(d) hereof.
Multiemployer Plan shall mean a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.
Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
Negotiable Document shall mean a Document that is "negotiable" within the meaning of Article 7 of the Uniform Commercial Code.
New Lender shall have the meaning set forth in Section 2.23(a) hereof.
Non-Defaulting Lender shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.
Non-Qualifying Party shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
Note shall mean collectively, the Revolving Credit Note and the Swing Loan Note.
Notice shall have the meaning set forth in Section 16.6.
Obligations shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or, with respect to Cash Management Products and Services only, any Subsidiary of any Borrower or any Guarantor, in all cases, to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower or Guarantor and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or Insolvency Event or like proceeding relating to any Borrower or Guarantor, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent's or any Lender's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including but not limited to, (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses and all obligations of any Borrower or Guarantor to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities, and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
Officer's Certificate shall mean an officer's certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Executive Officer, Chief Financial Officer, Treasurer or Corporate Controller of Borrowing Agent.
OIG shall mean the Office of Inspector General of HHS and any successor thereof.
OIG Investigation shall mean the investigation initiated pursuant to a subpoena received by the Company in 2006 from the U.S. Department of Justice seeking documents relating to three (3) long-standing and well-known promotional and rebate programs maintained by the Company and its Subsidiaries.
Order shall have the meaning specified in Section 2.18 hereof.
Original Currency shall have the meaning specified in Section 3.12 hereof.
Ordinary Course of Business shall mean, with respect to any Borrower or any Subsidiary of any Borrower, the ordinary course of such Borrower or Subsidiary's business as conducted on the Closing Date.
Organizational Documents shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person's formation, organization or entity governance matters (including any shareholders' or equity holders' agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
Other Currency shall have the meaning specified in Section 3.12 hereof.

Other Documents shall mean the Note, the Perfection Certificates, the Fee Letter, each Guaranty, each Guarantor Security Agreement, each Pledge Agreement, the Canadian Security Agreement, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, waivers, interest or currency swap agreements, estoppels, acknowledgements, undertakings, certificates or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.
Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.
Out-of-Formula Loans shall have the meaning set forth in Section 16.2(e) hereof.
Participant shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
Participation Advance shall have the meaning set forth in Section 2.13(d) hereof.
Participation Commitment shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.21(b)(iv) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.3(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.13(a) hereof.
Payment Office shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Benefit Plan shall mean at any time any "employee pension benefit plan" as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group.
Perfection Certificates shall mean, collectively, the information questionnaires and the responses thereto provided by each Loan Party and delivered to Agent.

Permitted Assignee shall mean (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent's or Lender's rights in and to a material portion of such Agent's or Lender's portfolio of asset-based credit facilities.
Permitted Discretion shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.
Permitted Dispositions shall mean any of the following:
(A)    transactions involving the sale of inventory or intellectual property in the Ordinary Course of Business;
(B)    any sale, transfer or lease of assets in the Ordinary Course of Business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business, in an aggregate amount not to exceed $5,000,000 in any fiscal year; provided that the assets that are the subject of such disposition have not been included in the Formula Amount;
(C)    any sale, transfer or lease of assets in the Ordinary Course of Business which are replaced by substitute assets to the extent that the proceeds of any such disposition are used to acquire replacement assets which is subject to Agent's first priority security interest;
(D)    Sale and Leaseback Transactions in an aggregate amount not to exceed $30,000,000;
(E)    dispositions of Customer Leases in connection with Vendor Financings;
(F)    asset transfers (i) between Loan Parties and their Subsidiaries contemplated by Section 7.1(a)(vi) and (ii) in which an Excluded Subsidiary (other than the Insurance Subsidiary) is the transferor and a Loan Party or Foreign Excluded Subsidiary is the transferee;
(G)    dispositions constituting conversion of cash equivalents into other cash equivalents;
(H)    dispositions constituting casualty events;
(I)    grants of Permitted Encumbrances;
(J)    waivers of contract rights in the Ordinary Course of Business; and

(K)    dispositions, other than those specifically excepted pursuant to clauses (A) through (J) above, in an aggregate amount not to exceed $20,000,000; provided that prior to and after giving effect to such disposition no Default or Event of Default exists or is continuing and that the assets that are the subject of such disposition have not been included in the Formula Amount.
Permitted Encumbrances shall mean any of the following:
(A)    Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services;
(B)    Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;
(C)    deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance;
(D)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;
(E)    Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof;
(F)    carriers', repairmens', mechanics', workers', materialmen's or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;
(G)    Liens placed upon fixed assets securing Indebtedness permitted under clause (C) of the definition of Permitted Indebtedness, provided that any such lien shall not encumber any property of any Loan Party other than the assets so acquired or leased;
(H)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Borrowers and their Subsidiaries;
(I)    Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and any extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date; and
(J)    Liens on (i) assets of Foreign Excluded Subsidiaries; and (ii) to the extent consented to by the Required Lenders, Equity Interests owned by Loan Parties in first tier Foreign-

Excluded Subsidiaries, in either case securing Indebtedness of Foreign Excluded Subsidiaries permitted under clause L of the definition of Permitted Indebtedness.
Permitted Indebtedness shall mean:
(A)    Indebtedness under the Other Documents;
(B)    Existing Indebtedness as set forth on Schedule 7.8 and any refinancing, refunding, extension or renewal thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension; provided further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(C)    Indebtedness secured by Purchase Money Security Interests and Synthetic Lease Obligations, which when added with all Capitalized Lease Obligations, does not exceed $20,000,000 in the aggregate;
(D)    Intercompany Indebtedness between or among the Company and its Subsidiaries and between or among the Subsidiaries in the Ordinary Course of Business and consistent with past practice, provided that such intercompany Indebtedness shall be unsecured and the intercompany Indebtedness owed to one or more of the Loan Parties by a non-Loan Party Subsidiary shall be evidenced by a promissory note and pledged as Collateral hereunder; provided further, that the amount of intercompany Indebtedness extended by Loan Parties to non-Loan Party Subsidiaries after the Closing Date shall not exceed $15,000,000 in the aggregate at any time outstanding;
(E)    Any (a) Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge, (b) other Interest Rate Hedge or Foreign Currency Hedge or (c) Indebtedness under any Cash Management Products and Services; provided, however, that Loan Parties and their Subsidiaries shall enter into a Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge or another Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes.
(F)    The 2027 Convertible Notes (subject to compliance with Section 7.19);
(G)    Indebtedness under performance, surety, statutory or appeal bonds or with respect to workers' compensation claims or other bonds permitted hereunder and incurred in the Ordinary Course of Business;

(H)    Indebtedness constituting customary indemnification obligations under purchase agreements;
(I)    Performance guarantees by the Company or any Subsidiary with respect to the performance of any obligation of any other Subsidiary entered into in the Ordinary Course of Business consistent with past practice;
(J)    Indebtedness owed to third party financing companies in the form of limited recourse obligations that finance receivables of customers of Loan Parties and their Subsidiaries in the ordinary Course of Business; provided such Indebtedness shall not exceed at any time outstanding the lesser of (i) 75% of the total owed by the customers of the Loan Parties or their Subsidiaries to such financing company and (ii) $30,000,000;
(K)    Other Indebtedness of Loan Parties and Domestic Excluded Subsidiaries in an aggregate amount at any time outstanding not to exceed $10,000,000;
(L)    Other Indebtedness of Foreign Excluded Subsidiaries in an aggregate amount at any time outstanding not to exceed $40,000,000; and
(M)    Indebtedness of Foreign Excluded Subsidiaries consisting of ordinary course international pooling, cash management and overdraft facilities in an aggregate amount at any time outstanding not to exceed $10,000,000.
Permitted Investments shall mean investments in:
(A)    obligations issued or guaranteed by the United States of America or any agency thereof;
(B)    commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating);
(C)    certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;
(D)    obligations issued or guaranteed by Canada or any agency thereof;
(E)    certificates of time deposit and bankers' acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by Canada of a commercial bank if (i) such bank has a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000), or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;
(F)    [reserved];

(G)    U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof;
(H)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(I)    advances to officers, directors and employees in the Ordinary Course of Business consistent with past practice, for travel, entertainment, relocation and analogous ordinary business purposes;
(J)    Investments listed on Schedule 7.4;
(K)    Investments by the Company and its Subsidiaries in their respective Subsidiaries in the Ordinary Course of Business and consistent with past practice; provided further, that the amount of investments by Loan Parties in non-Loan Party Subsidiaries made after the Closing Date (including in the form of intercompany Indebtedness pursuant to clause (D) of the definition of Permitted Indebtedness) shall not exceed $15,000,000 in the aggregate at any time outstanding;
(L)    Guaranties permitted by Section 7.3;
(M)    Investments consisting of key man life insurance; and
(N)    Investments made under Cash Management Products and Services.
Person shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, provincial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
Plan shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.
Pledge Agreement shall mean that certain Pledge Agreement executed by each of Loan Parties in favor of Agent dated as of the Closing Date and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.
PNC shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
PPSA shall mean the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens or hypothecs on movable property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
Priority Payables shall mean (a) the full amount of the liabilities of any applicable Person which (i) have a trust imposed to provide for payment including any trust, Lien or claim in favour of any subcontractors, or a security interest, pledge, Lien, hypothec or charge, in each case ranking or capable of ranking senior to or pari passu with security interests, Liens, hypothecs or charges securing the Obligations on any Collateral, in each case under any federal, provincial, state, county, district, municipal, local or foreign Applicable Law, or (ii) have a right imposed to provide for payment secured by a Lien ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages (including, without limitation, under the Bankruptcy and Insolvency Act (Canada)), withholding taxes, value added taxes and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay (including, without limitation, under the Bankruptcy and Insolvency Act (Canada)), severance and termination pay, workers' compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, Lien, hypothec or charge, ranking or capable of ranking senior or pari passu with security interests, Liens, hypothecs or charges securing Obligations on any Collateral has been or may be imposed, and (b) the amount equal to the aggregate value of the Inventory which the Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier's right has priority over the security interests, Liens, hypothecs or charges securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any Applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.
Projections shall have the meaning set forth in Section 5.5(a) hereof.
Properly Contested shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person's bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) Agent has established reserves in respect of Priority Payables regarding the Canadian Loan Parties, as applicable; (d) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (e) no Lien is imposed upon any of such Person's assets with respect to such Indebtedness or taxes unless such Lien (i) does not attach to any Receivables or Inventory or Fixed Assets, (ii) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and (iii) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (f) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

Proposed Reorganization shall mean the proposed reorganization of the Company's European holding company structure which will result in a change from the current structure to the proposed structure as shown on Exhibit 1.2(c), in accordance with Sections 6.16 and 7.1(a).
Protective Advances shall have the meaning set forth in Section 16.2(f) hereof.
Published Rate shall mean the rate of interest published each Business Day in the Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Euro-Rate for a one month period as published in another publication selected by Agent).
Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property other than Eligible Inventory or Eligible Fixed Assets.
Purchasing CLO shall have the meaning set forth in Section 16.3(d) hereof.
Purchasing Lender shall have the meaning set forth in Section 16.3(c) hereof.
Qualified ECP Loan Party shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.
Quarterly Average Undrawn Availability shall mean, for any fiscal quarter, the daily average of the aggregate amount of Undrawn Availability for such fiscal quarter.
RCRA shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
Real Property shall mean all of the now or hereafter owned and leased real property of any Borrower, including without limitation as identified on Schedule 4.4 hereto.
Receivables shall mean and include, as to each Loan Party, all of such Loan Party's accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party's contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
Receivables Advance Rate shall have the meaning set forth in Section 2.1(a)(i)(A) hereof.
Register shall have the meaning set forth in Section 16.3(e) hereof.
Reimbursement Obligation shall have the meaning set forth in Section 2.13(b) hereof.
Release or Releases shall have the meaning set forth in Section 5.7(c) hereof.
Replacement Lender shall have the meaning set forth in Section 3.11 hereof.
Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
Reportable ERISA Event shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
Required Lenders shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding greater than fifty percent (50%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus (y) the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are three (3) Lenders or two (2) Lenders, Required Lenders shall mean at least two (2) Lenders (excluding any Defaulting Lender).
Required Lenders for Eligibility shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least sixty-six and two-thirds percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two thirds-percent (66 2/3%) of the Revolving Commitment Percentages.
Reserve Percentage shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").
Revolving Advances shall mean the amount of Advances other than Letters of Credit and the Swing Loans.

Revolving Commitment shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
Revolving Commitment Amount shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth below such Lender's name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or 16.3(d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.23(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.23 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or 16.3(d) hereof.
Revolving Commitment Percentage shall mean, (i) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth below such Lender's name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or 16.3(d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.23(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.23 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or 16.3(d) hereof.
Revolving Credit Note shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.
Revolving Facility Usage shall mean at any time, the sum of (i) the outstanding Revolving Advances (for purposes of this computation, Swing Loans shall be deemed to be Revolving Advances) plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit.
Revolving Interest Rate shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Euro-Rate Loans, the sum of the Applicable Margin plus the Euro-Rate.
Sale and Leaseback Transaction shall mean, with respect to the Company and its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Company or such Subsidiary shall sell or transfer any property used in its business and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity, or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
SEC shall mean the Securities and Exchange Commission and any other similar applicable authority or Governmental Body in any applicable jurisdiction or any successor thereto.
Secured Parties shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.
Securities Act shall mean the Securities Act of 1933, or any similar applicable statute or Laws in any applicable jurisdiction, as amended.
Settlement shall have the meaning set forth in Section 2.5(d) hereof.
Settlement Date shall have the meaning set forth in Section 2.5(d) hereof.
Specified Canadian Pension Plan means any Canadian Pension Plan which contains a "defined benefit provision", as defined in subsection 147.1(1) of the Income Tax Act (Canada).
Subsidiary shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
Subsidiary Stock shall mean (a) with respect to the Equity Interests issued to a Borrower or Guarantor by any Subsidiary (other than a Foreign Excluded Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Borrower or Guarantor by any Foreign Excluded Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Excluded Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Borrower and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)).
Swap shall mean any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.
Swing Loan Lender shall mean PNC, in its capacity as lender of the Swing Loans.
Swing Loan Note shall mean the promissory note described in Section 2.3(a) hereof.
Swing Loans shall mean the Advances made pursuant to Section 2.3 hereof.
Synthetic Lease Obligation shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any insolvency proceeding to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
Term shall have the meaning set forth in Section 13.1 hereof.
Termination Event shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Borrower or any member of the Controlled Group.
Threshold Assets shall have the meaning set forth in Section 5.28 hereof.
Toxic Substance shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
Transferee shall have the meaning set forth in Section 16.3(d) hereof.

Undrawn Availability at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the sum of (x) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (y) the aggregate amount of any outstanding Swing Loans, plus (z) reserves; and in the case of both (a)(i) and (a)(ii) minus (b) the sum of (i) the outstanding amount of Advances (other than Letters of Credit and Swing Loans), plus (ii) fees and expenses that are accrued and unpaid under this Agreement, the Other Documents and/or the Fee Letter, plus (iii) all amounts due and owing to any Borrower's trade creditors which are outstanding sixty (60) days or more past their due date that are not otherwise on formal extended terms.
Undrawn Availability Required Amount shall mean (a) 12.5% of the Maximum Revolving Advance Amount for five (5) consecutive Business Days, or (b) $11,250,000 on any given Business Day. The absolute dollar amount in the preceding clause (b) shall be deemed proportionately increased at the time of any increase in the Maximum Revolving Advance Amount.
Uniform Commercial Code shall have the meaning set forth in Section 1.3 hereof.
USA PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Vendor Financing shall mean the sale in the Ordinary Course of Business by the Company or any of its Subsidiaries to De Lage Landen Financial Services, Inc. or any other Person that is not an Affiliate of the Company or any of its Subsidiaries of Customer Leases.
1.3    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (which together with the PPSA shall be referred to herein as the "Uniform Commercial Code") shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms "accounts", "chattel paper" (and "electronic chattel paper" and "tangible chattel paper"), "commercial tort claims", "deposit accounts", "documents", "equipment", "financial asset", "fixtures", "general intangibles", "goods", "instruments", "inventory", "investment property", "letter-of-credit rights", "payment intangibles", "proceeds", "promissory note" "securities", "software" and "supporting obligations" as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. In addition, without limiting the foregoing, the terms "accounts", "chattel paper", "goods", "instruments", "intangibles", "proceeds", "securities", "investment property", "document of title", "inventory" and "equipment", as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
1.4    Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words "including" or "include" shall be used, such words shall be understood to mean "including, without limitation" or "include, without limitation". A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase "to the best of Borrowers' knowledge" or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. The inclusion of Permitted Encumbrances in this Agreement is not intended to subordinate and shall not subordinate any Lien created by any of the security contemplated by this Agreement and the Other Documents to any Permitted Encumbrances. All of the property and assets of each of the Canadian Loan Parties, including, without limitation, its Receivables, Fixed Assets and Inventory, shall be valued in, and converted into, the Equivalent Amount in Dollars in accordance with the Agent's customary banking and conversion practices and procedures.
2.    ADVANCES, PAYMENTS.
2.1    Revolving Advances.
(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers (provided, that after giving effect to such Revolving Advances the

Revolving Facility Usage shall not exceed the lesser of the Maximum Revolving Advance Amount and the Formula Amount (without deduction of Swing Loans)) in aggregate amounts outstanding at any time equal to such Lender's Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:
(i)    With respect to Eligible Domestic Receivables, Eligible Domestic Inventory, Eligible Foreign In-Transit Inventory, Eligible Canadian Receivables, Eligible Canadian Inventory and Eligible Fixed Assets, the sum of the following:
(A)    up to 85% (the "Receivables Advance Rate") of Eligible Domestic Receivables (subject to specific caps on terms ranging from 0 to 120 days as set forth in the definition of Eligible Receivables), plus
(B)    the lesser of (i) 70% of the value of the Eligible Domestic Inventory and Eligible Foreign In-Transit Inventory valued at the lower of cost or market, on a first-in, first-out basis (the "Inventory Advance Rate"), or (ii) 85% of the appraised net orderly liquidation value of Eligible Domestic Inventory and Eligible Foreign In-Transit Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion) (the "Inventory NOLV Advance Rate", together with the Inventory Advance Rate and the Receivables Advance Rate, collectively, the "Advance Rates"), provided that the aggregate amount included in the Formula Amount pursuant to this clause (i)(B) and the below clause (i)(E) may not exceed $50,000,000 in the aggregate at any time, provided further that the aggregate amount of Eligible Foreign In-Transit Inventory included in the Formula Amount may not exceed $4,000,000 in the aggregate at any time, plus
(C)    the lesser of (i) 85% of the appraised net orderly liquidation value of domestic Eligible Fixed Assets (as evidenced by a Fixed Asset appraisal satisfactory to Agent in its Permitted Discretion) and (ii) the Fixed Asset Cap amount, plus
(D)    up to 85% (the "Canadian Receivables Advance Rate") of the Equivalent Amount of Eligible Canadian Receivables (subject to specific caps on terms ranging from 0 to 120 days as set forth in the definition of Eligible Receivables), plus
(E)    the lesser of (i) 70% of the Equivalent Amount of the value of the Eligible Canadian Inventory valued at the lower of cost or market, on a first-in, first-out basis (the "Canadian Inventory Advance Rate"), or (ii) 85% of the Equivalent Amount of the appraised net orderly liquidation value of Eligible Canadian Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion) (the "Canadian Inventory NOLV Advance Rate",

together with the Canadian Inventory Advance Rate and the Canadian Receivables Advance Rate, collectively, the "Canadian Advance Rates"); provided that the aggregate amount included in the Formula Amount pursuant to this clause (i)(E) and the above clause (i)(B) may not exceed $50,000,000 in the aggregate at any time; provided further, that the aggregate amount included in the Formula Amount pursuant to this clause (i)(E) and the above clause (i)(D) may not exceed the Maximum Canadian Revolving Advance Amount, minus
(ii)    the aggregate amount of any outstanding Swing Loans, minus
(iii)    the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus
(iv)    the Availability Block, minus
(v)    such reserves, including without limitation, Freight and Duty Reserve and reserves in respect of Priority Payables, established by Agent from time to time in its Permitted Discretion.
The amount derived from (A) Section 2.1(a)(y)(i) minus (B) Section 2.1(a)(y)(ii) through Section 2.1(a)(y)(v) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount (without deduction of Swing Loans).
(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).
2.2    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.
(a)    Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower's request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.
(b)    Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a Euro-Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give

Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such Euro-Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing, the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Euro-Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Euro-Rate Loan shall be made available to any Borrower during the continuance of an Event of Default. After giving effect to each requested Euro-Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than six (6) Euro-Rate Loans, in the aggregate.
(c)    Each Interest Period of a Euro-Rate Loan shall commence on the date such Euro-Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.
(d)    Borrowing Agent shall elect the initial Interest Period applicable to a Euro-Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Euro-Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such Euro-Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.
(e)    Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Euro-Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Euro-Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Euro-Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Euro-Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Euro-Rate Loan) with respect to a conversion from a Euro-Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a Euro-Rate Loan, the duration of the first Interest Period therefor.
(f)    At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business

Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the Euro-Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Euro-Rate Loans and the amount of such prepayment. In the event that any prepayment of a Euro-Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.
(g)    Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Euro-Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Euro-Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Euro-Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.
(h)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term "Lender" shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Euro-Rate Loans) to make or maintain its Euro-Rate Loans, the obligation of Lenders (or such affected Lender) to make Euro-Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Euro-Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Euro-Rate Loans or convert such affected Euro-Rate Loans into loans of another type. If any such payment or conversion of any Euro-Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Euro-Rate Loan, Borrowers shall pay Agent, upon Agent's request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.
2.3    Swing Loans.
(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances in Dollars ("Swing Loans") available to Borrowers as provided for in this Section 2.3 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount (without deduction of Swing Loans). All Swing

Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.3 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the "Swing Loan Note") substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender's agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future
(b)    Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.3 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.
(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.5(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.21) of the Maximum Undrawn Amount of all outstanding Letters of Credit.
2.4    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers' Account on Agent's books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.5(b) or 2.13 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Sections 2.2(a), 2.5(b) or 2.13 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.3(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower's operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.
2.5    Making and Settlement of Advances.
(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.21). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.
(b)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.3(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.3, fund such Revolving Advance to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.5(c) hereof.
(c)    Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.5(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender's Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.
(d)    Agent, on behalf of Swing Loan Lender, shall demand settlement (a "Settlement") of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the "Settlement Date"). Subject to any contrary provisions of Section 2.21, each Lender holding a Revolving Commitment shall transfer the amount of such Lender's Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.3 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.5(c).
(e)    If any Lender or Participant (a "Benefited Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender's Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender's Advances shall be part of the Obligations secured by the Collateral.
2.6    Maximum Advances. The aggregate principal amount of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount (without deduction of Swing Loans).
2.7    Manner and Repayment of Advances.
(a)    The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.21).
(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers' Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the "Application Date"). Agent is not, however, required to credit Borrowers' Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers' Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, the Loan Parties agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that during a Dominion Period there is a monthly float charge payable to Agent for Agent's sole benefit, in an amount equal to (y) the face amount of all items of payment received from Customers during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).
(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers' Account the amount thereof or by making Advances as provided in Section 2.2 hereof.

(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.
2.8    Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.
2.9    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrowers' Account") in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Loan Parties in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers' specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers' Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
2.10    Letters of Credit.
(a)    Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars ("Letters of Credit") for the account of any Borrower except to the extent that the issuance thereof would then cause (A) the sum of (i) the outstanding principal amount of Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(ii) and Section 2.1(a)(y)(iii)) or (B) Revolving Facility Usage to exceed the lesser of the Maximum Revolving Advance Amount and the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(ii) and Section 2.1(a)(y)(iii)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof). The Letters of Credit set forth on Schedule 2.10 issued under the Existing Credit Agreement remain outstanding and, on the Closing

Date, shall be deemed to be issued under this Agreement as of such date and be Letters of Credit for all purposes of this Agreement.
(b)    Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.
2.11    Issuance of Letters of Credit.
(a)    Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer's form of Letter of Credit Application (the "Letter of Credit Application") completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.3 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit's date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer.
(c)    Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.
2.12    Requirements For Issuance of Letters of Credit. Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the "Applicant" or "Account Party" of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.
2.13    Disbursements, Reimbursement.
(a)    Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender's Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a "Reimbursement Obligation") Issuer prior to 1:00 p.m., on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.3 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.13(c) immediately below. Any notice given by Issuer pursuant to this Section 2.13(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)    Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.13(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds (in the applicable currency) equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.21) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.13(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender's Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date, and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.13(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.13(c)(i) and Section 2.13(c)(ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.
(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.13(b), because of Borrowers' failure to satisfy the conditions set forth in Section 8.3 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender's payment to Agent pursuant to Section 2.13(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Advance" from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.13.
(e)    Each applicable Lender's Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.
2.14    Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender's Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender's Participation Advance in accordance with the provisions of Section 2.21, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).
(b)    If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.14(a) in reimbursement of a payment made under the

Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.
2.15    Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer's interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer's written regulations and customary practices relating to letters of credit, though Issuer's interpretations may be different from such Borrower's own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent's or any Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.16    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
2.17    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.17 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.13;
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer's Affiliates has been notified thereof;
(vi)    payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by Issuer or any of Issuer's Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    the occurrence of any Material Adverse Effect;
(x)    any breach of this Agreement or any Other Document by any party thereto;
(xi)    the occurrence or continuance of an insolvency proceeding or Insolvency Event with respect to any Borrower or any Guarantor;
(xii)    the fact that a Default or an Event of Default shall have occurred and be continuing;
(xiii)    the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.18    Liability for Acts and Omissions.

(a)    As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer's rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer's Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)    Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.
2.19    Mandatory Prepayments.
(a)    Subject to Section 7.1 hereof, when any Loan Party sells or otherwise disposes of (i) any Collateral other than Inventory in the Ordinary Course of Business or (ii) any other property in connection with a Sale and Leaseback Transaction, in either case with a value in excess of $1,000,000, such Loan Party shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to outstanding Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided, however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers' ability to reborrow Revolving Advances in accordance with the terms hereof.
(b)    In the event of any issuance or other incurrence of Indebtedness for borrowed money described in clause L of the definition of Permitted Indebtedness or the issuance of any Equity Interests by or capital contributions to any Loan Party, such Loan Party shall, no later than ten (10) Business Days after the receipt by such Loan Party of (i) the cash proceeds from any such issuance or incurrence of Indebtedness in excess of $1,000,000, or (ii) the net cash proceeds of any issuance of Equity Interests, as applicable, repay the Advances, in an amount equal to (x) one hundred percent (100%) of such cash proceeds in the case of such incurrence or issuance of Indebtedness and (y) fifty percent (50%) of such net cash proceeds in the case of an issuance of Equity Interests by or capital contribution to any Loan Party. Such repayments will be applied in the same manner as set forth in Section 11.5.
(c)    All proceeds received by any Loan Party or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Loan Party, or (ii) as a result of any taking or condemnation of any assets or property, not permitted to be retained by Loan Parties pursuant to Section 6.6, shall be applied in accordance with Section 6.6 hereof.

2.20    Use of Proceeds.
(a)    Borrowers shall apply the proceeds of Advances to (i) repay indebtedness under the Existing Credit Agreement, (ii) pay fees and expenses relating to this transaction, and (iii) provide for its working capital needs and reimburse drawings under Letters of Credit.
(b)    Without limiting the generality of Section 2.20(a) above, neither Borrowers, Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.
2.21    Defaulting Lender.
(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.21 so long as such Lender is a Defaulting Lender.
(b)    (i) except as otherwise expressly provided for in this Section 2.21, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(ii)    Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.
(iii)    If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:
(A)    Defaulting Lender's Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender's reallocated Participation Commitment in the outstanding Swing Loans plus such Lender's reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers' obligations corresponding to such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender's Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;
(D)    if Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and
(E)    if all or any portion of such Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender's Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and
(iv)    so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender's Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased

Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).
(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage.
(d)    Other than as expressly set forth in this Section 2.21, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.21 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)    In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender's Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.
(f)    If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
2.22    Payment of Obligations. Agent may charge to Borrowers' Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository

Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower's obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.
2.23    Increase in Maximum Revolving Advance Amount.
(a)    Borrowers may, at any time prior to the second (2nd) anniversary of the Closing Date, request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an "Increasing Lender") or (2) one or more new lenders (each a "New Lender") joining this Agreement and providing a Revolving Commitment Amount hereunder, subject to the following terms and conditions:
(i)    No current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;
(ii)    Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;
(iii)    There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;
(iv)    After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $125,000,000;
(v)    Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.23 more than three (3) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $10,000,000;
(vi)    Borrowers shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by such Borrowers, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Borrower herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents) executed by Borrowers as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;
(vii)    Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender's Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender's Revolving Commitment Amount;
(viii)    Any New Lender shall be subject to the approval of Borrower, Agent and Issuer;
(ix)    Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and each Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and
(x)    Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.22 pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.
(b)    On the effective date of such increase, (i) Borrowers shall repay all Revolving Advances then outstanding, subject to Borrowers' obligations under Sections 3.7, 3.9, or 3.10; provided that subject to the other conditions of this Agreement, the Borrowing Agent may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender's Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.23.
(c)    On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender's Revolving Commitment Percentage (as calculated pursuant to Section 2.23(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such

Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender's participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.23(b) above).
(d)    On the effective date of such increase, Borrowers shall pay all cost and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).
2.24    Voluntary Reduction of Maximum Revolving Advance Amount. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent to permanently reduce the Maximum Revolving Advance Amount, in whole multiples of $1,000,000 of principal, or terminate the Lenders' commitments to make Advances without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any commitment fee described in Section 3.3, then accrued on the amount of such reduction or termination, (b) the payment in full of any amounts owing pursuant to Section 2.2(g) hereof, and (c) prepayment of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Article 3 hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Maximum Revolving Advance Amount as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrowers to pay the commitment fee pursuant to Section 3.3 shall correspondingly be reduced or cease.

3.    INTEREST AND FEES.
3.1    Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Euro-Rate Loans, at the end of each Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans (as applicable, the "Contract Rate"). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Euro-Rate shall be adjusted with respect to Euro-Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the Revolving Interest Rate for Domestic Rate Loans under Tier III of the pricing grid set forth in the definition of Applicable Margin plus two percent (2%) per annum (as applicable, the "Default Rate").
3.2    Letter of Credit Fees.
(a)    Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily amount available to be drawn on each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of Euro-Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the "Letter of Credit Fees"). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer's prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.
(b)    At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this

Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.19), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower's behalf and in such Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender's possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.
3.3    Facility Fee. If, for any calendar quarter during the Term, the average daily balance of the sum of Revolving Advances (for purposes of this computation, Swing Loans shall be deemed to be Revolving Advances made by PNC as a Lender) plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter (a) equals greater than 50% of the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to one quarter of one percent (.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance, or (b) equals 50% or less of the Maximum Revolving Advance Amount, Borrowers shall pay a Facility Fee at a rate equal to .375% of the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.
3.4    Collateral Monitoring Fee and Collateral Evaluation Fee and Fee Letter.
(a)    Borrowers shall pay Agent such collateral monitoring and evaluation fees and costs, in the manner and at the times required, as may be required pursuant to the Fee Letter, any other fee letter among Agent and Borrowers or otherwise notified by Agent to Borrower in writing from time to time.
(b)    Borrowers shall pay the other amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
(c)    All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.
3.5    Computation of Interest and Fees; Criminal Code (Canada). Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension. For purposes of the Interest Act (Canada): (I) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. If any provision of this Agreement or Other Documents would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
3.6    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
3.7    Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent, Swing

Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any Euro-Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
(a)    subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Euro-Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);
(b)    impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(c)    impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.
3.8    Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
(a)    reasonable means do not exist for ascertaining the Euro-Rate for any Interest Period; or
(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding Euro-Rate Loan, a proposed Euro-Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Euro-Rate Loan; or

(c)    the making, maintenance or funding of any Euro-Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or
(d)    the Euro-Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Euro-Rate Loan, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Euro-Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Euro-Rate Loan, (ii) any Domestic Rate Loan or Euro-Rate Loan which was to have been converted to an affected type of Euro-Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Euro-Rate Loan, and (iii) any outstanding affected Euro-Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Euro-Rate Loan, shall be converted into an unaffected type of Euro-Rate Loan, on the last Business Day of the then current Interest Period for such affected Euro-Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Euro-Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Euro-Rate Loan or maintain outstanding affected Euro-Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Euro-Rate Loan into an affected type of Euro-Rate Loan.
3.9    Capital Adequacy.
(a)    In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term "Lender" shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent , Swing Loan Lender or any Lender and the office or branch where Agent , Swing Loan Lender or any Lender (as so defined) makes or maintains any Euro-Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender's capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's, Swing Loan Lender's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent , Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent , Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.
(b)    A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.
3.10    Taxes.
(a)    Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Loan Parties shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Loan Parties shall make such deductions and (iii) Loan Parties shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.
(b)    Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.
(c)    Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(i)    two (2) duly completed valid originals of IRS Form W-8ECI,
(ii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrowers within the meaning of section 881(c)(3)(B) of the Code, (B) a "10 percent shareholder" of Borrowers within the meaning of section 881(c)(3)(B) of the Code or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
(iii)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made, or
(iv)    To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)    If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.
(g)    If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 3.10, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 3.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section 3.10 shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.
3.11    Replacement of Lenders. If any Lender (an "Affected Lender") (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain Euro-Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the "Replacement Lender"); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender's Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-

Affected Lenders shall agree to acquire and assume all of the Affected Lender's Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
3.12    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
3.13    Indemnity in Certain Events. The obligation of Borrowers in respect of any sum due from any Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Borrowers jointly and severally agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.
4.    COLLATERAL: GENERAL TERMS
4.1    Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each such Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest. Each such Loan Party shall provide Agent with written notice of all commercial tort claims in excess of $1,000,000 in Officer's Certificate required under Section 9.7 or 9.8, as the case may be, next following the commencement of legal proceedings with respect thereto, such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and the case title together with the applicable court and docket number. Upon delivery of each such notice, each such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each such Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, in each case having a value in excess of $1,000,000, and at Agent's request shall take such actions as Agent may reasonably request for the perfection of Agent's security interest therein.

4.2    Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, provided that Loan Parties shall not be required to endorse or deliver such chattel paper, instruments, letters of credit and advices thereof individually or in the aggregate with all others not so endorsed and delivered to the Agent and so marked and stamped, having a value less than $1,000,000, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest and Lien under the Uniform Commercial Code or other Applicable Law; provided, however, that control agreements shall not be required with respect to individual deposit accounts having a de minimis balance; provided, further, that the aggregate balance of all such deposit accounts described in the foregoing proviso shall not exceed $50,000 at any time. By its signature hereto, each such Loan Party hereby authorizes Agent to file against each such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as "all assets" and/or "all personal property" of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers' Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent's option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.
4.3    Preservation of Collateral. During the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of such Loan Parties' owned or leased property. Each Loan Party shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers' Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4    Ownership and Location of Collateral.
(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each such Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each such Loan Party that appear on such documents and agreements shall be genuine and each such Loan Party shall have full capacity to execute same; and (iv) each such Loan Party's equipment and Inventory and chief executive office shall be located as set forth on Schedule 4.4 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to (x) the sale of Inventory in the Ordinary Course of Business, (y) the sale of equipment to the extent permitted in Section 7.1(b) hereof, and (z) nominal amounts of Inventory that are in the Ordinary Course of Business at other locations for exhibition to potential customers.
(b)    (i) There is no location at which any Loan Party has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any such Loan Party having a value in excess of $250,000 is stored; none of the receipts received by any such Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each such Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each such Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.
4.5    Defense of Agent's and Lenders' Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's security interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent's prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each such Loan Party shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, such Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. During the continuance of an Event of Default, each such Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into any such Loan Party's possession, they, and each of them, shall be held by any such Loan Party in trust as Agent's trustee, and any such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.
4.6    Inspection of Premises. At all reasonable times and, so long as no Event of Default is continuing, upon prior notice to the Borrowing Agent, and from time to time as often as Agent shall elect in its sole discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each such Loan Party's business. Agent, any Lender and their agents may enter upon any premises of any such Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of any such Loan Party's business.
4.7    Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Domestic Borrowers' and Canadian Borrowers' assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. In the event the value of such Borrowers' domestic and Canadian Inventory, Receivables or Fixed Assets as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent's demand for same, such Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances. Not more than one inventory appraisal and machinery and equipment appraisal, each at Borrowers' expense, shall be conducted per annum unless a Dominion Period is in effect or it is within 60 days of the end of a Dominion Period, or if an Event of Default or Default has occurred and is continuing. Not more than two field examinations, at Borrowers' expense, shall be conducted per annum unless a Dominion Period is in effect or it is within 60 days of the end of a Dominion Period, or if an Event of Default or Default has occurred and is continuing.
4.8    Receivables; Deposit Accounts and Securities Accounts.
(a)    Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Loan Party, or work, labor or services theretofore rendered by such Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party's standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b)    Each Customer, to the best of each applicable Loan Party's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any applicable Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.
(c)    Each Loan Party's chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by Borrowing Agent of any other office at which any applicable Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.
(d)    The Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to the Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any such Loan Party directly receives any remittances upon Receivables during a Dominion Period, such Loan Party shall, at such Loan Party's sole cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party's funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Borrower shall during a Dominion Period deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.
(e)    At any time during a Dominion Period, Agent shall have the right to send notice of the assignment of, and Agent's security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers' Account and added to the Obligations.
(f)    Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party during a Dominion Period any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each such Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each such Loan Party hereby constitutes Agent or Agent's designee as such Loan Party's attorney with power (i) at any time during the continuance of an Event of Default: (A) to endorse such Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer;

(D) to sign such Loan Party's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any such Loan Party at any post office box/lockbox maintained by Agent for Loan Parties or at any other business premises of Agent; and (ii) at any time during the continuance of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party's rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party's name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any such Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.
(g)    Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.
(h)    All proceeds of Collateral shall be deposited by the Loan Parties into either (i) a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts") established at a bank or banks (each such bank, a "Blocked Account Bank") pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent, which shall spring to Full Dominion during a Dominion Period, or (ii) depository accounts ("Depository Accounts") established at Agent for the deposit of such proceed, which shall spring to Full Dominion during a Dominion Period. Each applicable such Loan Party, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent "control" (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer such funds, during a Dominion Period, so deposited on a daily basis or at other times acceptable to Agent to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall, during a Dominion Period, apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion. Notwithstanding the foregoing, deposit accounts used solely for payroll disbursements or in which trust funds are maintained shall not constitute "Blocked Accounts" or "Depository Accounts".
(i)    The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agent and the Lenders hereunder in order for the Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, the Agent and Lenders are relying on the Loan Parties' acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to them and in particular that any accommodations of credit are being provided by the Agent and Lenders strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.
(j)    No Loan Party will, without Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon, which, in any case, involves (i) any individual Receivable having a value in excess of $250,000 or (ii) an annual aggregate amount of Receivables for all Loan Parties in excess of $1,000,000, except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.
(k)    All domestic and Canadian deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each applicable Loan Party and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(k). No Loan Party shall open any new deposit account, securities account or investment account unless (i) with respect to domestic deposit accounts, such accounts are maintained at PNC, (ii) with respect to Canadian accounts, (w) no Event of Default is continuing, (x) such accounts are maintained at JPMorgan, (y) the accounts are subject to a control agreement in form and substance satisfactory to Agent sufficient to give Agent "control" (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account, which shall spring to Full Dominion during a Dominion Period, and (z) Borrowers shall give Agent written notice of the establishment of any such Canadian accounts within three (3) days after the establishment thereof and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent "control" (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.
4.9    Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Borrower in material accordance with the Federal Fair

Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.
4.10    Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) consistent with past practice and as needed in current operations, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Loan Party shall use or operate the equipment in violation of any law, statute, ordinance, code, rule or regulation.
4.11    Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.
4.12    Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.
5.    REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants as follows:
5.1    Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party's corporate, company or partnership powers, as applicable, have been duly authorized by all necessary corporate, company or partnership action, as applicable, are not in contravention of law or the terms of such Loan Party's Organizational Documents or to the conduct of such Loan Party's business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect or except to the extent the failure to obtain any consent would not reasonably be expected to have a material and adverse effect on any Loan Party and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.
5.2    Formation and Qualification.
(a)    Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a material and adverse effect on such Loan Party. Each Loan Party has, as of the Closing Date, delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.
(b)    The only Subsidiaries of the Company and each Loan Party are listed on Schedule 5.2(b). Schedule 5.2(b) also designates each of the Material Subsidiaries, Domestic Excluded Subsidiaries and Foreign Excluded Subsidiaries. No Material Subsidiary is a Domestic Excluded Subsidiary except the Insurance Subsidiary.
5.3    Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true in all material respects at the time of such Loan Party's execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
5.4    Tax Returns. Each Loan Party's federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal, state, provincial and material local tax returns and other reports each is required by law to file and has paid all federal, state, provincial and all other material taxes, assessments, fees and other governmental charges that are due and payable, except those which are being Properly Contested. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
5.5    Financial Statements.
(a)    The sixteen (16) month cash flow and balance sheet projections of Borrowers on a Consolidated Basis, copies of which are annexed hereto as Exhibit 5.5(b), were prepared by the Chief Financial Officer of the Company, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Loan Parties' judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections are referred to as the "Closing Projections".

(b)    The consolidated and consolidating balance sheets of Borrowers, and such other Persons described therein, as of December 31, 2013, March 31, 2014 and June 30, 2014, and the related statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, accompanied by reports thereon containing opinions without qualification by independent certified public accountants (in the case of year-end statements) or certified as true, correct and complete in all material respects by the President and Chief Financial Officer of the Company (in the case of quarterly statements) copies of which have been delivered to Agent, have been prepared in accordance with GAAP (subject, in the case of interim statements, to footnotes and year-end audit adjustments), consistently applied (except for changes in application to which such accountants concur) and present fairly the financial position of Borrowers on a Consolidated Basis at such date and the results of their operations for such period. Since December 31, 2013 except as disclosed in public securities law filings, there has been no change in the condition, financial or otherwise, of Borrowers on a Consolidated Basis as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Loan Parties and their Subsidiaries, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.
5.6    Entity Names. Except as set forth on Schedule 5.6, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
5.7    O.S.H.A. Environmental Compliance; Flood Insurance.
(a)    Except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect, each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Fixed Assets are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws. Any outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Fixed Assets under any such laws, rules or regulations are set forth on Schedule 5.7; provided no such citations, notices or orders of non-compliance would reasonably be expected to have a Material Adverse Effect.
(b)    Each Loan Party has been issued all required federal, state, provincial and local licenses, certificates or permits (collectively, "Approvals") required under all applicable Environmental Laws and all such Approvals are current and in full force and effect, except to the extent failure to maintain such Approvals would not reasonably be expected to have a Material Adverse Effect.
(c)    Except as set forth on Schedule 5.7: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party or any Subsidiary thereof, except for those Releases which are in compliance, in all material respects, with Environmental

Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party or any Subsidiary thereof, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws, in all material respects; (iii) the Real Property including any premises owned, leased or occupied by any Loan Party or any Subsidiary thereof has never been used by any Loan Party or any Subsidiary thereof to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party or any Subsidiary thereof on any Real Property including any premises owned, leased or occupied by any Loan Party or any Subsidiary thereof, excepting such quantities as are managed in accordance with all applicable manufacturer's instructions and compliance with Environmental Laws, in all material respects, and as are necessary for the operation of the commercial business of any Loan Party or any Subsidiary thereof or of its tenants.
(d)    All Real Property owned by Loan Parties and their Subsidiaries is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party or Subsidiary thereof in accordance with prudent business practice in the industry of such Person. Each Loan Party and Subsidiary thereof has taken all actions required under the Flood Laws including, but not limited to, obtaining flood insurance for such property, structures and contents.
5.8    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.
(a)    (i) After giving effect to the Transactions, Loan Parties will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.
(b)    Except as disclosed in Schedule 5.8(b)(i), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which if determined adversely would be reasonably be expected to be material to such Loan Party. No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.
(c)    No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which would reasonably be expected be material and adverse to such Loan Party, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal. Except where any failure would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.
(d)    No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. Except where any failure would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a "prohibited transaction" described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
(e)    Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other Applicable Law and no event has occurred which could cause the loss of such registered status, (b) all obligations of the Canadian Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (c) all contributions or premiums required to be made or paid by them to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws.
5.9    Patents, Trademarks, Copyrights and Licenses. All material Intellectual Property owned or utilized by any Loan Party: (i) is set forth on Schedule 5.9; and (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies. The Intellectual Property set forth on Schedule 5.9 constitutes all of the intellectual property rights which are necessary for the operation of each Loan Party's business. Except as set forth in Schedule 5.9 hereto, there is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Loan Party is aware of any grounds for any challenge or proceedings, and no such matters set forth on Schedule 5.9, if determined adversely to a Loan Party, would reasonably be expected to have a Material Adverse Effect. All material Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.
5.10    Licenses, Permits and Accreditation. Except as could not, individually or in the aggregate, result in liability for Loan Parties and their Subsidiaries in excess of $5,000,000 or result in criminal liability for any Loan Party, (a) each of Loan Parties and their Subsidiaries has, to the extent applicable: (i) obtained and maintains in good standing all required licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business; and (ii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; and (b) all such required licenses, permits and accreditations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.
5.11    Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness in excess of 500,000 or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
5.12    No Default. No Loan Party is in default in the payment or performance of any of its contractual obligations except to the extent that any such default would not be reasonably be expected to have a Material Adverse Effect.
5.13    No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14    No Labor Disputes. No Loan Party is involved in any labor dispute which would reasonably be expected to have a Material Adverse Effect; there are no material labor disputes, strikes or walkouts or union organization of any Loan Party's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.
5.15    Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.
5.16    Investment Company Act. No Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
5.17    Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which would reasonably be expected to have a Material Adverse Effect.
5.18    Swaps. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.
5.19    Business and Property of Loan Parties. Upon and after the Closing Date, Loan Parties do not propose to engage in any business other than the manufacture, sale and distribution of medical equipment and activities necessary to conduct the foregoing or related thereto. On the Closing Date, each Loan Party will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party.
5.20    Ineligible Securities. Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.
5.21    Federal Securities Laws. None of Loan Parties or any of their Subsidiaries (other than the Company with respect to clauses (i) and (ii)), (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.22    Equity Interests. The authorized and outstanding Equity Interests of each Loan Party, and each legal and beneficial holder thereof, are as set forth on Schedule 5.22 hereto. All of the Equity Interests of each Loan Parties have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal, provincial and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.22, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties. Except as set forth on Schedule 5.22, Loan Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.
5.23    Commercial Tort Claims. No Loan Party has any commercial tort claims in excess of $1,000,000 whether or not a proceeding has been filed, except as set forth on Schedule 5.23 hereto.
5.24    Letter of Credit Rights. No Loan Party has any letter of credit rights in excess of $1,000,000 except as set forth on Schedule 5.24 hereto.
5.25    Material Contracts. Schedule 5.25 sets forth all Material Contracts of Loan Parties and any material defaults thereunder. Except where any failure or default would reasonably be expected to have a Material Adverse Effect, all Material Contracts are in full force and effect and no material defaults currently exist thereunder.
5.26    Fraud and Abuse. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect or result in liability for Loan Parties in excess of $1,000,000 or result in criminal liability for any Loan Party, neither any Loan Party and its Subsidiaries nor, to the knowledge of any Chief Executive Officer, Chief Financial Officer, Treasurer or Compliance Officer of the Company, any of their officers or directors, have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Section 1320a-7b or 42 U.S.C., or any other Applicable Laws in any applicable jurisdiction. Section 1395nn or the regulations promulgated pursuant to such statutes or related state, local or provincial statutes or regulations, or which are prohibited by binding rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any applications for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with the intent to secure such benefit or payment fraudulently; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, including any Governmental Body, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable third party payors, including any Governmental Body.
Notwithstanding the foregoing, Loan Parties are aware of, and have disclosed, the existence of the OIG Investigation and Consent Decree. Loan Parties believe that the programs described in the subpoena are in compliance with all applicable Laws, except where the failure to be in compliance would not constitute a Material Adverse Effect. Loan Parties are cooperating fully with the government inquiry.
5.27    Other Regulatory Protection. Except for oxygen products, none of Loan Parties and their Subsidiaries manufactures pharmaceutical products. Except as set forth on Schedule 5.27, none of Loan Parties and none of the Subsidiaries of Loan Parties (a) participates in Medicare or Medicaid or other similar government programs in applicable jurisdictions as a provider or supplier, rather, Loan Parties and their Subsidiaries are manufacturers and sell to providers for purposes of Medicare, Medicaid and any other Medical Reimbursement Program or other similar government programs in applicable jurisdictions, (b) is a party to any Medicare Provider Agreement or Medicaid Provider Agreement, or (c) bills for items or services to any Medical Reimbursement Program or other similar government programs in applicable jurisdictions. Each of Loan Parties and its Subsidiaries is in compliance with all applicable rules, regulations and other requirements of the Food and Drug Administration and Health Canada (for purposes hereof collectively, "FDA"), the Federal Trade Commission (for purposes hereof, "FTC"), the Consumer Product Safety Commission, the United States Customs Service and the United States Postal Service and other state, provincial or federal regulatory authorities or jurisdictions in which such Loan Party or any of its Subsidiaries do business or distribute and market products, except to the extent that any such noncompliance, individually or in the aggregate, does not constitute a Material Adverse Effect. Neither the FDA, the FTC, the Consumer Product Safety Commission, nor any other such regulatory authority has requested (or, to the knowledge of any Authorized Officer, are considering requesting) any product recalls or other enforcement actions that (a) if complied with, individually or in the aggregate, would reasonably be expected to constitute a Material Adverse Effect or (b) with which Loan Parties and their Subsidiaries have not complied within the time period allowed, except where any such failure would not reasonably be expected to have a Material Adverse Effect.
5.28    Excluded Pledge Entity . Each entity listed on Schedule 5.28 ("Excluded Pledge Entity") has total assets of less than $10,000,000 ("Threshold Assets").
6.    AFFIRMATIVE COVENANTS.
Each Loan Party shall, and shall cause each of its Subsidiaries to, until payment in full of the Obligations and termination of this Agreement:
6.1    Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party's business the non-compliance with which would reasonably be expected to be material and adverse to any Loan Party

(except to the extent (a) any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard or (b) any Applicable Law is being Properly Contested).
6.2    Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear and casualty excepted and except as may be disposed of in accordance with the terms of this Agreement), including all material Intellectual Property and take all actions necessary to enforce and protect the validity of any material intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply with all laws and regulations governing the conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or Canada or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect.
6.3    Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), that allow Loan Parties to prepare financial reports in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.
6.4    Payment of Taxes. Unless Properly Contested, pay, when due, all Priority Payables and all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral (except for any such tax, assessment or other charge which, singly or in the aggregate, is of a de minimis amount), including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent's opinion, may reasonably be expected to create a valid Lien on the Collateral, Agent may, upon notice to Loan Parties (or during an Event of Default without notice to Loan Parties) pay the taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 6.4 shall be charged to Loan Parties' Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties' credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5    Financial Covenant; Minimum Undrawn Availability. Cause to be maintained Undrawn Availability at all times of not less than (i) 11.25% of the Maximum Revolving Advance Amount for five (5) consecutive business days, or (ii) $10,000,000 on any given Business Day. The amount in the preceding clause (ii) will be automatically adjusted by Agent proportionally upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.23 of this Agreement.
6.6    Insurance.
(a)    (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar in size and scope to such Loan Party's including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker's compensation or similar insurance as may be required under the laws of any state, province or jurisdiction in which such Loan Party is engaged in business; (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (ii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). All of the coverages required in this Section 6.6(a) shall be maintained with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party's name thereon and do such other things as Agent may deem advisable to reduce the same to cash.
(b)    Each Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of

Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(c)    With respect to any claims in excess of $1,000,000 individually or $5,000,000 in the aggregate in any calendar year and with respect to any claims during the continuance of a Default or Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Loan Parties to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Loan Parties which insure Loan Parties' insurable properties to the extent such insurance proceeds do not exceed $5,000,000 in the aggregate during such calendar year or $1,000,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $1,000,000, then Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $5,000,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred, (y) Loan Parties shall use such insurance proceeds promptly to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers' Account and constitute part of the obligations.
6.7    Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so would not reasonably be expected to be material and adverse to any Loan Party or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all material leases of real property under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8    Environmental Matters.
(a)    Except where any non-compliance would not reasonably be expected to have a Material Adverse Effect, result in liability for Loan Parties and their Subsidiaries in excess of $1,000,000 or result in criminal liability for any Loan Party or Subsidiary thereof, ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws in all respects and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws.
(b)    Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.
(c)    Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.
(d)    Promptly upon the written request of Agent from time to time, if any Loan Party has received an Environmental Complaint, or if Agent has a reasonable good faith basis to believe that there has occurred a Hazardous Discharge that requires remedial or investigatory action under Environmental Laws or that is the subject to regulatory inquiry, Loan Parties shall provide Agent, at Loan Parties' expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $250,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.
6.9    Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).
6.10    Federal Securities Laws. Promptly notify Agent in writing if any Loan Party (other than, with respect to clause (i) or (ii), the Company) or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.
6.11    Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.
6.12    Government Receivables. To the extent any Borrower desires such Receivables to constitute Eligible Receivables, take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act, the Financial Administration Act (Canada) and any similar applicable provincial statute, the Uniform Commercial Code and all other applicable state, provincial or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.
6.13    Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party's obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.13 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party

intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.
6.14    Designation as Senior Debt. Cause the Obligations to be designated as "Designated Senior Indebtedness" under, and as defined in, the governing documents with respect to the 2027 Convertible Notes (as in effect from time to time).
6.15    Canadian Pension Plans. For each existing, or hereafter adopted, Canadian Benefit Plan, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Benefit Plan and all Applicable Laws (including any fiduciary, funding, investment and administration obligations). All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Benefit Plan shall be paid or remitted in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws.
6.16    Proposed Reorganization. The Proposed Reorganization will take place in stages. Immediately upon the liquidation of Invacare CV, Invacare International shall pledge 65% of its equity interest in LUX 1 (of, if a holding company is inserted as the owner of LUX 1, in such first-tier foreign Subsidiary) to the Administrative Agent on behalf of the Lenders pursuant to the Pledge Agreement.
6.17    Threshold Assets Exceeded. In the event that the total assets of any Excluded Pledge Entity ceases to be less than the Threshold Assets, such Subsidiary shall cease to be an Excluded Pledge Entity and the applicable Loan Party shall promptly deliver to the Agent such original certificates and Security Documents (as defined in the Pledge Agreement) as required pursuant to the terms of the Pledge Agreement or as the Agent shall reasonably deem to be necessary, to perfect the Agent's Lien and security interest in the Subsidiary Stock of such Subsidiary.
6.18    Closure of SunTrust Accounts. The Company and its Subsidiaries shall within 90 days of the Closing Date (i) transfer all funds on deposit in accounts maintained with SunTrust Bank to accounts maintained with PNC and (ii) close all such accounts maintained with SunTrust Bank.
7.    NEGATIVE COVENANTS.
No Loan Party shall, or shall permit any of its Subsidiaries to, until satisfaction in full of the Obligations and termination of this Agreement:
7.1    Merger, Consolidation, Acquisition and Sale of Assets.
(a)    Enter into any merger, amalgamation consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge or amalgamate with it, except (i) any Loan Party other than the Company or any other Subsidiary that is not a Loan Party (other than the Insurance Subsidiary) may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties so long as such Loan Party is the survivor, (ii) Excluded Subsidiaries (other than the Insurance

Subsidiary) may consolidate or merge into other Excluded Subsidiaries (other than the Insurance Subsidiary), (iii) Foreign Excluded Subsidiaries not directly owned by a Loan Party may consolidate or merge into another such Foreign Excluded Subsidiary, (iv) any Subsidiary (other than the Insurance Subsidiary) may merge into the Company so long as the Company is the survivor, (v) in connection with the Proposed Reorganization, Invacare CV and Invacare Holdings may be liquidated and all of the assets of Invacare CV and Invacare Holdings transferred to Invacare International, and (vi) any Subsidiary of the Company permitted to consolidate or merge with the Company or another Subsidiary of the Company pursuant to clauses (i)-(iv) above may, instead of consolidating or merging with the Company or another Subsidiary, transfer all of its assets to the Company or a Subsidiary of the type specified in clauses (i)-(iv) above, respectively, and subsequently the Subsidiary which transferred its assets may be dissolved or liquidated; for example, a Foreign Excluded Subsidiary not directly owned by a Loan Party may transfer all of its assets to another such Foreign Excluded Subsidiary, and the Foreign Excluded Subsidiary which transferred all of its assets may then be dissolved or liquidated.
(b)    Sell, lease, transfer or otherwise dispose of any of its properties or assets, except Permitted Dispositions.
7.2    Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.
7.3    Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees by one or more Loan Parties of the Indebtedness or obligations of any other Loan Parties or Subsidiaries thereof to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (c) the endorsement of checks in the Ordinary Course of Business.
7.4    Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.
7.5    Loans. Make advances, loans or extensions of credit to any Person, including any Loan Party, or Subsidiary or Affiliate of a Loan Party other than as described in clauses (H), (I) and (K) of the definition of Permitted Investments.
7.6    Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Loan Parties in excess of $20,000,000.
7.7    Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party, except
(a)    for dividends and distributions made to Loan Parties; and

(b)    the Company may pay or make dividends or distributions in an amount not to exceed $437,500 per fiscal quarter so long as no Event of Default or Default shall exist immediately prior to or after giving effect to such dividend or distribution.
7.8    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
7.9    Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.
7.10    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties and their Subsidiaries which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Loan Parties and their Subsidiaries of dividends and distributions permitted under Section 7.7 hereof, and (iii) transactions disclosed to Agent in writing, which are in the Ordinary Course of Business, on an arm's-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.
7.11    Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof or entered into in connection with a Sale and Leaseback Transaction permitted pursuant to clause (D) of the definition of Permitted Dispositions) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $8,000,000 in any one fiscal year in the aggregate for all Loan Parties.
7.12    Subsidiaries.
(a)    Own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Borrower or Guarantor on the Closing Date and the Excluded Subsidiaries; (ii) any Subsidiary (A) formed (or acquired) after the Closing Date which joins this Agreement as a Guarantor, or elects instead to join this Agreement as a Borrower, and satisfies each other applicable requirement set forth in Section 16.20; provided that notwithstanding any provision of this Agreement or in any Other Document to the contrary, any Subsidiary which (1) is organized under the laws of the United States of America, any State thereof, the District of Columbia, or Canada (or any province thereof) (2) is owned solely by a Foreign Excluded Subsidiary, and (3) is a limited liability company which has not elected to be treated as a corporation for United States federal tax purposes, shall not be required to guaranty the Guarantied Obligations (as defined in the Guaranty Agreement) of any Loan Party, or (B) which is an Excluded Subsidiary as of the Closing Date that subsequently becomes a Material Subsidiary, which joins this Agreement as a Guarantor and satisfies each other applicable requirement set forth in Section 16.20, and (iii) any Foreign Excluded Subsidiary; and
(b)    Become or agree to become a party to a Joint Venture.

7.13    Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.
7.14    Pledge of Credit. Now or hereafter pledge Agent's or any Lender's credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Loan Party's business operations as conducted on the Closing Date.
7.15    Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (z) in any case under clause (iv), if the change would be adverse to the Lenders as determined by the Agent, having received the prior written consent of Required Lenders to such amendment, modification or waiver.
7.16    Compliance with ERISA; Canadian Pension Plans. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct, (ix) permit its unfunded pension fund obligations and liabilities under any Canadian Pension Plan to remain unfunded other than in accordance with Applicable Law, or (x) maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

7.17    Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than Indebtedness (a) to Lenders, (b) of a Loan Party to another Loan Party, (c) of an Excluded Subsidiary to a Loan Party or (d) of an Excluded Subsidiary to another Excluded Subsidiary) in excess of $1,000,000 in the aggregate during the Term, or repurchase, redeem, retire or otherwise acquire any Indebtedness (other than Indebtedness (a) of a Loan Party to another Loan Party, (b) of an Excluded Subsidiary to a Loan Party or (c) of an Excluded Subsidiary to another Excluded Subsidiary) of any Loan Party in excess of $1,000,000 in the aggregate during the Term.
7.18    Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of "security" in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable.
7.19    Covenants as to Certain Indebtedness. Amend or modify any provisions of the documents governing the 2027 Convertible Notes in any material and adverse way (with any changes to the interest rate, redemption requirements, amortization schedule, negative covenants and events of default deemed to be material for purposes hereof, but without limiting any other changes which may be material) without providing at least fifteen (15) calendar days' prior written notice to Agent and Lenders, and obtaining the prior written consent of the Required Lenders.
7.20    Agreements Restricting Dividends. Enter into any Agreement with any Person which restricts any of the Subsidiaries of the Company's right to pay dividends or other distributions to the Company or any other Loan Party or repay intercompany loans from the Subsidiaries of the Company to the Company or any other Loan Party.
7.21    Designation of Senior Debt. Designate any Indebtedness (other than the Indebtedness under this Agreement and the Other Documents) of the Company or any of its Subsidiaries as "Designated Senior Debt" (or any similar term) under, and as defined in, the operative documents governing the 2027 Convertible Notes as in effect from time to time.
7.22    Restrictions on Insurance Subsidiary. Permit the Insurance Subsidiary to have any substantial assets, liabilities or business operations, other than such assets, liabilities and operations necessary (a) to provide insurance coverage to the Company and certain of its Subsidiaries, or (b) to comply with applicable Laws.
8.    CONDITIONS PRECEDENT.
8.1    Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:
(a)    Note. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Loan Party;

(b)    Agreement and Other Documents. Agent shall have received an executed copy of this Agreement and each of the executed Other Documents, as applicable;
(c)    Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(g);
(d)    Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Loan Parties are in compliance with all covenants set forth in this Agreement and the Other Documents (including without limitation financial covenants), and (iii) on such date no Default or Event of Default has occurred or is continuing;
(e)    Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Inventory and Eligible Fixed Assets is sufficient in value and amount to support Advances in the amount requested by Loan Parties on the Closing Date;
(f)    Undrawn Availability. After giving effect to the initial Advances hereunder, Loan Parties shall have Undrawn Availability of at least $25,000,000 as evidenced by a Closing Date Borrowing Base Certificate provided to Agent;
(g)    Blocked Accounts. Loan Parties shall have opened the Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Blocked Accounts;
(h)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;
(i)    Lien Waiver Agreements. Agent shall have received Lien Waiver Agreements with respect to all domestic or Canadian locations or places at which Inventory, machinery, equipment and books and records are located; provided that to the extent that an executed Lien Waiver Agreement with respect to any such locations has not been received and the Inventory at such location is sought to be included as Eligible Inventory in the Formula Amount, the Agent shall institute reserves with respect thereto;
(j)    Secretary's Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Loan Party is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Loan Parties as provided for herein), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) that attached is evidence of the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party's business activities or the ownership of its properties necessitates qualification, in the form of good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;
(k)    Secretary's Certificates, Authorizing Resolutions and Good Standings of Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Guarantor in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of such Guarantor's Guaranty and each Other Document to which such Guarantor is a party, and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) that attached is evidence of the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Guarantor's business activities or the ownership of its properties necessitates qualification, in the form of good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;
(l)    Legal Opinion. Agent shall have received the executed legal opinion of domestic and Canadian counsel to Borrowers and Guarantors (but not Quebec counsel) in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(m)    No Litigation. (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body (it being acknowledged that the Consent Decree Event, on its own, and assuming the Company's compliance with the Consent Decree, is not a Material Adverse Effect as to the Company and its Subsidiaries that would prohibit the closing of the transactions contemplated herein);
(n)    Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the domestic and Canadian Receivables, Inventory, Eligible Fixed Assets and General Intangibles and domestic machinery and equipment of each Loan Party and all books and records in connection therewith;
(o)    Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;
(p)    Closing Projections. Agent shall have received a copy of the Closing Projections which shall be satisfactory in all respects to Agent; which Closing Projections shall be prepared on a monthly basis and include a balance sheet, income statement, cash flow statement and estimated Borrowing Base Certificate, as well as a pro forma opening balance sheet to include the pro forma capital structure and demonstrating Borrower's ability to service it's the Indebtedness contemplated herein;
(q)    Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Loan Parties' insurance broker containing such information regarding Loan Parties' casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured and/or lenders loss payee, as applicable, and (iii) loss payable endorsements issued by Loan Parties' insurer naming Agent as lenders loss payee;
(r)    Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;
(s)    Consents; Licenses. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary, and Agent shall have received copies of all material regulatory licenses;

(t)    No Adverse Material Effect. (i) Since December 31, 2013, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect (it being acknowledged that the Consent Decree Event, on its own, and assuming the Company's compliance with the Consent Decree, is not a Material Adverse Effect as to the Company and its Subsidiaries that would prohibit the closing of the transactions contemplated herein);
(u)    Contract Review. Agent shall have received and reviewed all Material Contracts of Loan Parties including those Material Contracts that constitute leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;
(v)    Compliance with Laws. Agent shall be reasonably satisfied that each Loan Party is in compliance with all pertinent federal, state, provincial, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws and any other Applicable Laws, including regarding Canadian Pension Plans and Canadian Anti-Money Laundering Legislation;
(w)    Indebtedness Documents. Copies of all material agreements as to existing Indebtedness, including any intercreditor or subordination agreements;
(x)    Termination of Existing Credit Agreement. Evidence that the Existing Credit Agreement has been terminated and all outstanding obligations thereunder have been paid and all Liens securing such obligations have been released; and
(y)    Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.
8.2    Post-Closing Covenant. As of the Closing Date the Loan Parties have not delivered certain items required by Section 8.1. The Loan Parties shall deliver or cause to be delivered, in form and substance satisfactory to Agent, on or before the 30th day after the Closing Date (which period may be extended by Agent in its reasonable discretion):
(a)    duly executed control agreements with JPMorgan Chase Bank, N.A. for accounts numbered 4680640101, 4680640102, 4680640210, 4682171101 and 4681507101,
(b)    Deed of Mainlevée and Cancellation from National City Bank, Canada Branch, and
(c)    a PPSA Estoppel from Dell Financial.
The failure of the Loan Parties to deliver the foregoing items within the timeframe set forth above shall constitute an Event of Default hereunder.

8.3    Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
(a)    Representations and Warranties. Each of the representations and warranties made by the Company or any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);
(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and
(c)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate principal amount of such type of Advance shall not exceed the maximum principal amount of such type of Advance permitted under this Agreement.
Each request for an Advance by any Loan Party hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.
9.    INFORMATION AS TO LOAN PARTIES.
Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:
9.1    Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party's reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.
9.2    Schedules; Inventory Reports; Borrowing Base Certificates, etc.Deliver to Agent (i) on or before the twentieth (20th) day of each month as and for the prior month (or, at any time after a Dominion Triggering Event has occurred, on or before Tuesday of each week as and for the prior week) (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (d) a Borrowing Base Certificate, in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent's rights under this Agreement), and (ii) during a Dominion Period, on or before Tuesday of each week, a sales report / roll forward for the prior week. In addition, each Loan Party will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer's invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables in such Borrower's name by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and any Loan Party's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.
9.3    Environmental Reports.
(a)    Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all applicable Environmental Laws. To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.
(b)    In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party's interest therein or the operations or the business (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.
(c)    Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a material Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in and Lien on the Collateral.
9.4    Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.
9.5    Material Occurrences. Immediately notify Agent and Lenders in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the 2027 Convertible Notes; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (e) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.
9.6    Government Receivables. Notify Agent immediately if any of its Receivables having a value, individually or in the aggregate, in excess of $1,000,000 arise out of contracts between any Borrower and the United States or Canada, any state, province or any department, agency or instrumentality of any of them.
9.7    Annual Financial Statements. Furnish Agent and Lenders within ninety (90) days after the end of each fiscal year of Loan Parties, financial statements of the Company and other Loan Parties and their Subsidiaries on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by its current independent certified public accounting firm or another such firm of national standing selected by Loan Parties or any other firm satisfactory to Agent (the "Accountants"). The report of the Accountants shall be accompanied by an Officer's Certificate. Loan Parties will be deemed to have complied with this financial statement delivery requirement by delivering, within the required ninety (90) day time period, a copy of its Quarterly Report on Form 10-K as filed with the SEC and the financial statements contained therein.
9.8    Quarterly Financial Statements. Furnish Agent and Lenders within forty-five (45) days after the end of each of the first three (3) fiscal quarters in each fiscal year, an unaudited balance sheet of the Company and other Loan Parties and their Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders' equity and cash flow of Company and other Loan Parties and their Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to footnotes and normal year-end adjustments that individually and in the aggregate are not material to Loan Parties' business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by an Officer's Certificate. Loan Parties will be deemed to have complied with this financial statement delivery requirement by delivering, within the required forty-five (45) day time period, a copy of its Quarterly Report on Form 10-Q as filed with the SEC and the financial statements contained therein.
9.9    Monthly Financial Statements. At any time after a Dominion Triggering Event has occurred, furnish Agent and Lenders within thirty (30) days after the end of each month (other than for the months of March, June, September and December which shall be delivered in accordance with Sections 9.7 and 9.8 as applicable), an unaudited balance sheet of Company and other Loan Parties and their Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders' equity and cash flow of Company and other Loan Parties and their Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to footnotes and normal year-end adjustments that individually and in the aggregate are not material to Loan Parties' business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by an Officer's Certificate.
9.10    Other Reports. Furnish Agent within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders generally, members or material creditors (as applicable), it being understood that any document, report or other information that is not expressly required to be delivered in physical form and that is filed by the Company with the SEC shall be deemed to be delivered to on the date on which such report is posted on the SEC's website at www.sec.gov.
9.11    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Parties' opening of any new office or place of business where a material portion of business of any such Loan Party is conducted or Collateral having a value in excess of $500,000 is located or any Loan Party's closing of any existing office or place of business where a material portion of business of any such Loan Party is conducted or Collateral having a value in excess of $500,000 is located, and (c) promptly upon any Loan Party's learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.12    Projected Operating Budget. Furnish Agent and Lenders, within five (5) days following acceptance of such by the board of directors of the Company in each fiscal year and, in any event, no later than February 20 of each fiscal year, commencing with the year 2015, a month by month projected operating budget and cash flow of Company and other Loan Parties and their Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.
9.13    Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8 (and if applicable, Section 9.9), a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances, it being understood that any such report and discussion that is filed by the Company with the SEC shall be deemed to be delivered to on the date on which such report and discussion is posted on the SEC's website at www.sec.gov.
9.14    Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party's business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor, it being understood that any such notice that is filed by the Company with the SEC shall be deemed to be delivered to on the date on which such notice is posted on the SEC's website at www.sec.gov.
9.15    ERISA Notices and Requests; Canadian Pension Plans. Furnish Agent with immediate written notice in the event that (i) any Loan Party knows that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party knows that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party with respect to such request, (iv) [reserved], (v) any Loan Party shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Pension Benefit Plan or Multiemployer Plan, together with copies of each such notice, (vi) any Loan Party shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party shall fail to make a material required installment or any other material required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.
Promptly after any Loan Party or any Subsidiary or any Affiliate knows of the occurrence of (i) any violation or asserted violation of any Applicable Law (including any applicable provincial pension benefits legislation) in any material respect with respect to any Canadian Pension Plan or; (ii) any Canadian Pension Termination Event, the Canadian Borrowers will deliver to the Agent a certificate of a senior officer of the Canadian Borrowers setting forth details as to such occurrence and the action, if any, that such Canadian Borrowers, such Canadian Loan Party or Subsidiary or Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Loan Party, such Subsidiary, such Affiliate, FSCO, a Canadian Pension Plan participant (other than notices relating to an individual participant's benefits) or the Canadian Pension Plan administrator with respect thereto.
9.16    Notices Under Certain Indebtedness Documents. At the same time sent or provided to the holders of the 2027 Convertible Notes (without duplication), deliver to Agent copies of all notices and reports provided in connection with the 2027 Convertible Notes, it being understood that any such notices or reports that are filed by the Company with the SEC shall be deemed to be delivered to on the date on which such notices or reports are posted on the SEC's website at www.sec.gov.
9.17    Consent Decree. Provide to Agent written status updates with respect to the Consent Decree and Consent Decree Event and any other pending governmental and/or regulatory investigations and proceedings involving the Company or any of its Subsidiaries promptly following request therefor by Agent.
9.18    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.
9.19    Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedule 4.4 (Locations of Chief Executive Offices, Equipment and Inventory), Schedule 5.9 (Intellectual Property, Source Code Escrow Agreements), Schedule 5.22 (Equity Interests), Schedule 5.23 (Commercial Tort Claims), Schedule 5.24 (Letter-of-Credit Rights), and Schedule 5.25 (Material Contracts); provided, that in the absence of the occurrence and continuance of any Event of Default, Loan Party shall only be required to provide such updates on a quarterly basis in connection with delivery of an Officer's Certificate with respect to the applicable quarter. Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.3 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.
10.    EVENTS OF DEFAULT.
The occurrence of any one or more of the following events shall constitute an "Event of Default":
10.1    Nonpayment. Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.8), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.
10.2    Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;
10.3    Financial Information. Failure by any Loan Party to (i) furnish financial information when due or promptly upon request, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;
10.4    Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party's Inventory or Receivables or Fixed Assets having a value in excess of $250,000 or (b) against a material portion of any Loan Party's other property which is not stayed or lifted within thirty (30) days;
10.5    Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Loan Party or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Loan Party or such Person, and Agent or any Lender, or (ii) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.11, 6.12, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;
10.6    Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) in excess of $500,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $500,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or

(iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties;
10.7    Bankruptcy. Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, receiver and manager, custodian, trustee, monitor, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, provincial or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition or any other proceeding seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have stayed and dismissed within ten (10) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) any Insolvency Event or take any action for the purpose of effecting any of the foregoing;
10.8    Material Adverse Effect. The occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect;
10.9    Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances, other than with respect to Eligible Inventory and Eligible Fixed Assets, Purchase Money Security Interests) that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables, Inventory or Fixed Assets);
10.10    Cross Default. Either (x) any specified "event of default" under any Indebtedness in excess of $1,000,000 (other than the Obligations) of any Loan Party, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of such Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Loan Party under any other agreement to which it is a party shall occur which has or is reasonably likely to have a Material Adverse Effect;
10.11    Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement, the Canadian Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement, Canadian Security Agreement or similar agreement;
10.12    Change of Control. Any Change of Control shall occur;

10.13    Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;
10.14    Seizures. Any (a) portion of the Collateral having a value in excess of $250,000 shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor, or (b) the title and rights of any Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;
10.15    Operations. The operations of any Borrower's or any Guarantor's material manufacturing facilities are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than ten (10) consecutive days, unless such Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of ten (10) consecutive days;
10.16    Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) in excess of $1,000,000 or which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event, or any Canadian Termination Event, or any Loan Party's failure to immediately report a Termination Event, or a Canadian Termination Event, in accordance with Section 9.15 hereof;
10.17    Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time; or
10.18    Any Exclusion from Medical Reimbursement Programs. Any Loan Party shall be temporarily or permanently excluded from any Medical Reimbursement Program or similar government or insurance program in any applicable jurisdiction, where such exclusion arises from fraud or other claims or allegations which, individually or in the aggregate, could exceed $1,000,000 or cause a Material Adverse Effect.

11.    LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.
11.1    Rights and Remedies.
(a)    Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations (other than Hedge Liabilities and Cash Management Liabilities) shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) during the continuance of any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations (other than Hedge Liabilities and Cash Management Liabilities) shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.3 hereof, any Default under Section 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. During the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, under the PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party's premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Any or each of Loan Parties to make the Collateral available to Agent at a convenient place. During the continuance of an Event of Default with or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Any or each of Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party's (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor. Upon the occurrence of an Event of Default which is continuing, Agent may seek the appointment of a receiver, receiver-manager, monitor or keeper (a "Receiver") under the laws of Canada or any Province thereof including to take possession of all or any portion of the Collateral of Canadian Loan Parties or to operate same and, to the maximum extent permitted by Applicable Law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of such Loan Parties and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of the Canadian Loan Parties, to preserve Collateral of such Loan Parties or its value, to carry on or concur in carrying on all or any part of the business of such Loan Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Loan Parties. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Canadian Loan Parties, enter upon, use and occupy all premises owned or occupied by such Loan Parties wherein Collateral of such Loan Parties may be situated, maintain Collateral of such Loan Parties upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Credit Parties directly in carrying on such Loan Parties business or as security for loans or advances to enable the Receiver to carry on such Loan Parties’ business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent. Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of, and in accordance with, the foregoing provisions of this paragraph and Applicable Law.
(b)    To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent's exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).
11.2    Agent's Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder as against Loan Parties or each other.
11.3    Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, during the continuance of any Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party's property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.
11.4    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
11.5    Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement (other than with respect to those arising from or connected with any Cash Management Liabilities and/or Hedge Liabilities);
SECOND, to payment of any fees owed to Agent (other than with respect to those arising from or connected with any Cash Management Liabilities and/or Hedge Liabilities);

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of each of Lenders to the extent owing to such Lender pursuant to the terms of this Agreement (other than with respect to those arising from or connected with any Cash Management Liabilities and/or Hedge Liabilities);
FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;
FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;
SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);
SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) and including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof;
EIGHTH, to all other Obligations arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses "FIRST" through "SEVENTH" above;
NINTH, to any Cash Management Liabilities and Hedge Liabilities, including the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) of Agent and each of Lenders arising from or connected with any Cash Management Liabilities and/or Hedge Liabilities), which shall have become due and payable or otherwise and not repaid pursuant to clauses "FIRST" through "EIGHTH";
TENTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses "FIRST" through "NINTH"; and
ELEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses "SIXTH", "SEVENTH", "EIGHTH" and "TENTH" above and, with respect to clause "NINTH" above, an amount equal to its pro rata share (based on the proportion that the then outstanding Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Cash Management Liabilities and Hedge Liabilities); and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap

Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party's Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause "SEVENTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "SEVENTH," "EIGHTH", "NINTH" and "TENTH" above in the manner provided in this Section 11.5.
12.    WAIVERS AND JUDICIAL PROCEEDINGS.
12.1    Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
12.2    Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
12.3    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.    EFFECTIVE DATE AND TERMINATION.
13.1    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until January 16, 2018 (the "Term") unless sooner terminated as herein provided. The Loan Parties may terminate this Agreement at any time upon prior written notice to the Agent and upon indefeasible payment in full of all of the Obligations.
13.2    Termination. The termination of the Agreement shall not affect Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted) have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers' Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted) of each Loan Party have been indefeasibly paid and performed in full after the termination of this Agreement or each Loan Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted) have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted) are indefeasibly paid and performed in full.
14.    REGARDING AGENT.
14.1    Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.7(b), 3.3 and 3.4 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent's discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.
14.2    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Loan Parties shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.
14.3    Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4    Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent's right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Pledge Agreement and all account control agreements), and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent's appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent's resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).
14.5    Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.
14.6    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
14.8    Indemnification. To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
14.9    Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
14.10    Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13, Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.
14.11    Loan Parties' Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12    No Reliance on Agent's Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.
14.13    Other Agreements. Each of Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
15.    BORROWING AGENCY.
15.1    Borrowing Agency Provisions.
(a)    Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)    All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party's Obligations or the lack thereof. Each Loan Party waives all suretyship defenses.
15.2    Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties' property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
16.    MISCELLANEOUS.
16.1    Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, but with respect to any Canadian Loan Party only, the Agent and Lenders shall not be precluded from initiating any proceeding against such Canadian Loan Party in the Courts of the Province of Ontario, Canada sitting in Toronto in their absolute and sole discretion. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent's option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party's Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal, state or provincial court located in the County of New York, State of New York.
16.2    Entire Understanding.
(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)    Required Lenders, Agent with the consent in writing of Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:
(i)    increase the Revolving Commitment Percentage or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;
(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)    except in connection with any increase pursuant to Section 2.23 hereof, increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;
(iv)    alter the definition of the term Required Lenders or Required Lenders for Eligibility or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;
(v)    alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;
(vi)    release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 without the consent of all Lenders;
(vii)    alter the definition of the term Availability Block, Eligible Domestic Receivables, Eligible Domestic Inventory, Eligible Foreign In-Transit Inventory, Eligible Fixed Assets, Eligible Canadian Receivables, Eligible Canadian Inventory, Receivables Advance Rate, Inventory Advance Rate, Inventory NOLV Advance Rate, Formula Amount, Canadian Receivables Advance Rate, Canadian Inventory Advance Rate, Canadian Inventory NOLV Advance Rate, Formula Amount in a manner that has the effect of increasing the Formula Amount, without the consent of all Required Lenders for Eligibility;
(viii)    change the rights and duties of Agent without the consent of all Lenders;
(ix)    subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of each Lender directly affected thereby;
(x)    increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Required Lenders for Eligibility;
(xi)    release any Guarantor or Borrower without the consent of all Lenders; or
(xii)    subordinate all or substantially all of the Agent's Liens under this Agreement or the Other Documents without the consent of all Lenders.
(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 in connection with any proposed amendment, waiver or consent requiring the consent of "each Lender" or "each Lender directly affected thereby," the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained, then Agent may, at its option, require such non-consenting Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the "Designated Lender"), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Loan Parties. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender's denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent; provided however, that the consent of Loan Parties (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default or Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided further, that Loan Parties shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to Agent within ten (10) Business Days after having received prior notice thereof.
(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.3 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount at such time by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the "Out-of-Formula Loans"); provided that in no event shall the Revolving Advances (when combined with the outstanding Swing Loans and Letters of Credit) exceed the aggregate Revolving Commitment Amounts of all Lenders. If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be "Eligible Receivables", "Eligible Inventory" or "Eligible Fixed Assets", as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Loan Parties decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving

Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
(f)    In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Loan Parties and Lenders, at any time in Agent's sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.3 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Loan Parties on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Loan Parties pursuant to the terms of this Agreement (the "Protective Advances") provided, that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances do not exceed (A) one hundred and ten percent (110%) of the Formula Amount or (B) when combined with outstanding Swing Loans and Letters of Credit, the aggregate Revolving Commitment Amounts of all Lenders. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
16.3    Successors and Assigns; Participations; New Lenders.
(a)    This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
(b)    Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to Participants. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Loan Parties shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Loan Party's prior written consent, and (ii) in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant's interest in the Advances.
(c)    Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons (other than an Ineligible Purchaser) and one or more additional Persons (other than an Ineligible Purchaser) may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing provided, however, that the consent of Loan Parties (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default or Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Loan Parties shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.
(d)    Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an

Affiliate of such Lender (a "Purchasing CLO" and together with each Participant and Purchasing Lender, each a "Transferee" and collectively the "Transferees"), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned ("Modified Commitment Transfer Supplement"), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)    Agent shall maintain at its address in the United States a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.
(f)    Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee, subject to the provisions of Section 16.15, any and all financial information in such Lender's possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender's credit evaluation of such Loan Party.
(g)    Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
16.4    Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
16.5    Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an "Indemnified Party") for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of counsel) (collectively, "Claims") which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party's or any Guarantor's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Loan Parties' obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, provincial or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith. Notwithstanding the foregoing, the Loan Parties shall have no obligation to any Indemnified Party under this Section 16.5 with respect to any liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees, attorneys, or agents. This Section 16.5 shall not apply to the extent that the losses, claims or damages relate to any Taxes described in Section 3.10.
16.6    Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 16.6. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an "Internet Posting") if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:
(a)    In the case of hand-delivery, when delivered;
(b)    If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)    In the case of a facsimile transmission, when sent to the applicable party's facsimile machine's telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(e)    In the case of electronic transmission, when actually received;
(f)    In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and
(g)    If given by any other means (including by overnight courier), when actually received.
Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.
(A)    If to Agent or PNC at:
PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:    Cheryl Thon
Telephone:    (412) 762-7806
Facsimile:    (412) 762-8672
with a copy to:
PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:    Trina Barkley
Telephone:    (412) 768-0423
Facsimile:    (412) 705-2006
with an additional copy to:
PNC Bank, National Association
1900 East Ninth Street, 9th Floor
Cleveland, Ohio 44114
Attention:    Todd Milenius
Telephone:    (216) 222-9761
Facsimile:    (216) 222-8155

(B)    If to a Lender other than Agent, as specified on the signature pages hereof
(C)    If to Borrowing Agent or any Loan Party:
Invacare Corporation
One Invacare Way
Elyria, OH 44035
Attention:    Robert K. Gudbranson
Telephone:    (440) 329-6111
Facsimile:    (440) 366-9008
with a copy to:
Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, OH 44114
Attention:    Thomas A. Cicarella
Telephone:    (216) 622-8378
Facsimile:    (216) 241-0816
16.7    Survival. The obligations of Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.14(b), 2.15, 2.17, 2.18, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
16.8    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
16.9    Expenses. Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Agent), and shall pay all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay reasonable and documented all reasonable and documented fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the

Other Documents, including its rights under this Section16.9, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of Agent's regular employees and agents engaged periodically to perform audits of the any Loan Party's or any Loan Party's Affiliate's or Subsidiary's books, records and business properties.
16.10    Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
16.11    Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.
16.12    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
16.13    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.
16.14    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
16.15    Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent's, such Lender's and such Transferee's customary procedures for handling confidential information of this nature and such non-public information shall not be disclosed by Agent, such Lender or such Transferee to Persons who are not parties to this Agreement; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its employees, officers, directors, examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees (so long as the Persons to whom such disclosure is made are informed of the confidential nature of such information and have agreed to keep such information confidential), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated; provided that any disclosure under sub-clauses (A) or (B) of this sentence shall be limited to the information required by such Governmental Body or such legal process. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party's affiliates, the provisions of this Agreement shall supersede such agreements.
16.16    Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall deem appropriate in consultation with, and subject to the approval of, the Borrowing Agent, such approval not to be unreasonably withheld, conditioned or delayed.
16.17    Certifications From Banks and Participants; USA PATRIOT Act.
(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.
(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party's name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.
16.18    Anti-Terrorism Laws.
(a)    Each Borrower and each Guarantor represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)    Each Borrower and each Guarantor covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Loan Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.
(c)    Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws.
In addition to the foregoing, the Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" Laws within Canada, the Lenders and the Agent may be required to obtain, verify and record information regarding the Loan Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. The Loan Parties shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assign or participant of a Lender or the Agent, in order to comply therewith, whether now or hereafter in existence.
16.19    Canadian Borrowers and Canadian Guarantors.
(a)    Liability of Canadian Loan Parties. Notwithstanding anything in this Agreement or any of the Other Documents to the contrary, the parties intend that this Agreement and the Other Documents do hereby provide, and shall in all circumstances be interpreted to provide, that the Canadian Loan Parties are jointly and severally liable for, and the Canadian Collateral shall secure, all Advances, interest on such Advances, and all other Obligations, including, without limitation, general fees, reimbursements, indemnities and charges hereunder and under any Other Document. Nothing in this Section 16.19 is intended to limit, nor shall it be deemed to limit, any liability of the Company or any other Domestic Loan Party for any of the Obligations, whether in its primary capacity as a Borrower, as a Guarantor, at law or otherwise. All Obligations of the Borrowers, both the Canadian Borrowers and the Domestic Borrowers, and Guarantors, both the Domestic Guarantors and the Canadian Guarantors, are joint and several.
(b)    Company as Agent. The Canadian Borrowers, in addition to the appointment of the Company as the Borrowing Agent as provided herein, further hereby irrevocably appoint the Company as its agent to receive the proceeds of any Advances made to any Canadian Borrower hereunder. Agent shall be entitled to rely in such matters on all communications delivered by the Company as being delivered on behalf of the Canadian Borrowers.
16.20    Joinder of Guarantors and Borrowers. Any Subsidiary of the Company which is required to join this Agreement as a Guarantor, or any Subsidiary of the Company which elects to join this Agreement as a Borrower, pursuant in each case to Section 7.12 shall execute and deliver to Agent (i) a Guarantor Joinder or Borrower Joinder, as applicable, pursuant to which it shall, after acceptance of such Guarantor Joinder or Borrower Joinder by Agent, join this Agreement as a Domestic Loan Party or Canadian Loan Party, as applicable, and join each of the Other Documents to which the Domestic Loan Parties or Canadian Loan Parties, as applicable, are parties, (ii) documents in the forms described in Section 8.1 (or foreign jurisdictional equivalents, if any), modified as appropriate to relate to such Subsidiary, and (iii) documents necessary to grant and perfect Liens in favor of Agent for the benefit of Lenders in the Equity Interest of, and Collateral held by, such Subsidiary. Joinder of each new Loan Party pursuant to this Section shall be subject to compliance with all the other terms and conditions set forth in this Agreement and the Other Documents, including without limitation Section 6.1 and Section 3.10.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]
Each of the parties has signed this Agreement as of the day and year first above written.

DOMESTIC BORROWERS:
Invacare Corporation, an Ohio corporation By: /s/ Robert K. Gudbranson Name: Robert K. Gudbranson Title: Interim President and Chief Executive Officer; Senior Vice President and Chief Financial Officer
Freedom Designs, Inc., a California corporation By: /s/ Robert K. Gudbranson Name: Robert K. Gudbranson Title: President and Treasurer
Garden City Medical Inc., a Delaware corporation By: /s/ Robert K. Gudbranson Name: Robert K. Gudbranson Title: Vice President and Assistant Treasurer

The Aftermarket Group, Inc., a Delaware corporation
Dynamic Medical Systems, LLC, a Nevada limited liability company

By: /s/ Robert K. Gudbranson
Name: Robert K. Gudbranson
Title: President of each of the above-listed companies

Invacare Continuing Care, Inc., a Missouri corporation By: /s/ Robert K. Gudbranson Name: Robert K. Gudbranson Title: Chairman and President
Medbloc, Inc., a Delaware corporation By: /s/ Robert K. Gudbranson Name: Robert K. Gudbranson Title: Vice President and Treasurer

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

DOMESTIC GUARANTORS:

Adaptive Switch Laboratories, Inc., a Texas corporation
The Helixx Group, Inc., an Ohio corporation
Invacare Credit Corporation, an Ohio corporation
Invacare International Corporation, an Ohio corporation
Invacare Holdings, LLC, an Ohio limited liability company
Invacare Canadian Holdings, Inc., a Delaware corporation
Invacare Canadian Holdings, LLC, a Delaware limited liability company
Centralized Medical Equipment LLC, a Massachusetts limited liability company
Invacare Florida Holdings, LLC, a Delaware limited liability company
Invacare Florida Corporation, a Delaware corporation
Invamex Holdings LLC, a Delaware limited liability company Invacare Canada Finance, LLC, a Delaware limited liability company

By: /s/ Robert K. Gudbranson
Name: Robert K. Gudbranson
Title: President of each of the above-listed companies

Invacare Outcomes Management LLC, a Delaware limited liability company By: /s/ Robert K. Gudbranson Name: Robert K. Gudbranson Title: President and Treasurer

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

CANADIAN BORROWERS:

Invacare Canada L.P., an Ontario (Canada) limited partnership, by its general partner, Invacare Canada General Partner Inc., a Canadian corporation
Carroll Healthcare General Partner, Inc., an Ontario corporation, as general partner of, and for and on behalf of,
Carroll Healthcare L.P., an Ontario limited partnership
Carroll Healthcare Inc., an Ontario corporation, as general partner of, and for and on behalf of,
Motion Concepts L.P., an Ontario limited partnership
Perpetual Motion Enterprises Limited, an Ontario corporation

By: /s/ Robert K. Gudbranson
Name: Robert K. Gudbranson
Title: Treasurer of each of the above-listed companies

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

CANADIAN GUARANTORS:

Carroll Healthcare General Partner, Inc., an Ontario corporation
Carroll Healthcare Inc., an Ontario corporation
Invacare Canada General Partner Inc., a Canada corporation

By: /s/ Robert K. Gudbranson
Name: Robert K. Gudbranson
Title: Treasurer of each of the above-listed companies

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]
PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: /s/ Michael A. Gasser
Name:    Michael A. Gasser
Title:    Senior Vice President
1900 East Ninth Street
9th Floor
Cleveland, OH 44114
Revolving Commitment Percentage: 40.000000000%
Revolving Commitment Amount $40,000,000.00

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]
KEYBANK NATIONAL ASSOCIATION,
as Lender
By: /s/ Rufus S. Dowe, III
Name: Rufus S. Dowe, III
Title: Vice President
127 Public Square, 13th Floor
Cleveland, Ohio 44114-1306
Revolving Commitment Percentage: 20.000000000%
Revolving Commitment Amount $20,000,000.00

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]
JPMORGAN CHASE BANK, N.A.,
as Lender
By: /s/ Lisa A. Morrison
Name: Lisa A. Morrison
Title: Authorized Officer
1300 East 9th Street, 13th Floor
Cleveland, Ohio 44114
Revolving Commitment Percentage: 20.000000000%
Revolving Commitment Amount $20,000,000.00

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]
CITIZENS BUSINESS CAPITAL, A DIVISION OF CITIZENS ASSET FINANCE, INC.,
as Lender
By: /s/ Lori C. Hilker
Name: Lori C. Hilker
Title: Vice President
28 State Street
Boston, Massachusetts 02109
Revolving Commitment Percentage: 20.000000000%
Revolving Commitment Amount $20,000,000.00

ANNEX A
Domestic Borrowers
Invacare Corporation, an Ohio corporation
Freedom Designs, Inc., a California corporation
Garden City Medical Inc., a Delaware corporation
The Aftermarket Group, Inc., a Delaware corporation
Invacare Continuing Care, Inc., a Missouri corporation
Dynamic Medical Systems, LLC, a Nevada limited liability company
Medbloc, Inc., a Delaware corporation

ANNEX B
Domestic Guarantors
Adaptive Switch Laboratories, Inc., a Texas corporation
The Helixx Group, Inc., an Ohio corporation
Invacare Credit Corporation, an Ohio corporation
Invacare International Corporation, an Ohio corporation
Invacare Holdings, LLC, an Ohio limited liability company
Invacare Canadian Holdings, Inc., a Delaware corporation
Invacare Canadian Holdings, LLC, a Delaware limited liability company
Centralized Medical Equipment LLC, a Nevada limited liability company
Invacare Outcomes Management LLC, a Delaware limited liability company
Invacare Florida Holdings, LLC, a Delaware limited liability company
Invacare Florida Corporation, a Delaware corporation
Invamex Holdings LLC, a Delaware limited liability company
Invacare Canada Finance, LLC, a Delaware limited liability company

ANNEX C
Canadian Borrowers
Invacare Canada L.P., an Ontario limited partnership
Carroll Healthcare L.P., an Ontario limited partnership
Motion Concepts L.P., an Ontario limited partnership
Perpetual Motion Enterprises Limited, an Ontario corporation

ANNEX D
Canadian Guarantors
Carroll Healthcare General Partner, Inc., an Ontario corporation
Carroll Healthcare Inc., an Ontario corporation
Invacare Canada General Partner Inc., a Canada corporation